UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
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BOISE CASCADE COMPANY
(Name of Registrant as Specified in its Charter)

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Notice of Annual Shareholders' Meeting and Proxy Statement
2014

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702-5389

NOTICE OF OUR FIRST ANNUAL MEETING
OF SHAREHOLDERS

To be held May 8, 2014

To Our Shareholders:

I am pleased to invite you to attend our first Annual Meeting of Shareholders (Annual Meeting) of Boise Cascade Company, a Delaware Corporation. The Annual Meeting will be held at the Riverfork Room in the Grove Hotel, 245 South Capitol Boulevard, Boise, Idaho 83702, at 9:30 a.m. Mountain Time on May 8, 2014. The purposes of the Annual Meeting, as more fully described in the proxy statement accompanying this notice are:

1.	To elect two members to serve as Class I directors to our board of directors;

2.	To hold an advisory vote on the frequency of the vote regarding the compensation of our named executive officers;

3.	To hold an advisory vote on the compensation of our named executive officers ("say-on-pay");

4.	To ratify the appointment of KPMG, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

5.	To conduct other business as appropriate.

Shareholders owning our common stock at the close of business on March 14, 2014 (the Record Date) are entitled to vote at the Annual Meeting in person or by returning the proxy card provided with this proxy statement. Each non-treasury share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Enclosed with this Notice of Annual Meeting of Shareholders is a proxy statement, related proxy card with a return envelope and our 2013 annual report on Form 10-K. The 2013 annual report on Form 10-K contains financial and other information that, except as set forth herein, is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

The attached proxy statement provides a summary of the items to be voted on at the Annual Meeting and then a more detailed look at our board of directors and executive compensation. Please consider the issues presented in the proxy and vote your shares as promptly as possible.

Thank you for being a shareholder.
John T. Sahlberg
Senior Vice President, Human Resources, General Counsel and Secretary
Boise, Idaho

BOISE CASCADE COMPANY
NOTICE OF 2014 ANNUAL SHAREHOLDERS' MEETING

Time and Date:	9:30 a.m. Mountain Daylight Time Thursday, May 8, 2014

Place:	Grove Hotel, Riverfork Room 245 South Capitol Boulevard Boise, Idaho 83702

Record Date:	March 14, 2014 We will begin mailing our proxy statement, 2013 annual report on Form 10-K, and a proxy card to shareholders of record on or about April 1, 2014.

Please consider the issues presented in this proxy statement, and vote your shares as promptly as possible. For your convenience, we have provided a summary of the items to be voted on at the Annual Meeting.
Thank you,
John T. Sahlberg
Senior Vice President, Human Resources, General Counsel and Secretary

i

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. As used in this proxy statement, unless the context otherwise indicates, the references to "Boise Cascade," the "Company," "we," "our," or "us" refer to Boise Cascade Company.
You may view a complete copy of our proxy statement and 2013 annual report on Form 10-K by visiting our website at www.bc.com and selecting About Boise Cascade, then Investor Relations, and then Annual Shareholder’s Meeting.

Meeting Agenda and Voting Matters	Board Vote Recommendation

Election of two directors to hold for a three-year term expiring at the annual meeting in 2017.	FOR EACH DIRECTOR NOMINEE

Advisory vote on the frequency of the vote regarding the compensation of our executive compensation program.	FOR ANNUAL VOTE

Advisory vote on our executive compensation program.	FOR

Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014.	FOR

Transaction of other business properly presented at the meeting.

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 11:30 a.m. Eastern Time (9:30 a.m. Mountain Time). Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the meeting place by calling our corporate offices at (208) 384-6161.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our stock outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Abstentions and broker nonvotes will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. The following table illustrates how abstentions and broker nonvotes will be counted.

Proposal No. 1 Election of Directors
If you do not provide voting instructions, your broker may not vote on this matter.

The two director nominees who receive the greatest number of votes will be elected as directors. Abstentions and broker nonvotes will have no effect on the outcome of this proposal.

Proposal No. 2 Advisory Vote on Frequency of Vote Regarding Executive Compensation Program
If you do not provide voting instructions, your broker may not vote on this matter.

The advisory vote on the frequency of the vote regarding our executive compensation program will be determined by the affirmative vote of a majority of shares present at the Annual Meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.

Proposal No. 3 Advisory Approval of Our Executive Compensation Program
If you do not provide voting instructions, your broker may not vote on this matter.

The advisory vote approving our executive compensation program will be determined by the affirmative vote of a majority of shares present at the Annual Meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.

Proposal No. 4 Ratification of Independent Accountant
If you do not provide voting instructions, your broker is permitted to exercise its discretion in voting.

The proposal to appoint KPMG LLP as our independent registered public accounting firm for 2014 will be ratified by the affirmative vote of a majority of shares present at the Annual Meeting. Abstentions will have the same effect as voting against this proposal. Broker nonvotes will have no effect on the outcome of this proposal.

Board Nominees

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The two members of Class I, Thomas E. Carlile and Duane C. McDougall, are standing for election as directors at the Annual Meeting, to hold office for three-year terms expiring in 2017. The following table provides summary information about each of these director nominees. During 2013, Messrs. Carlile and McDougall both attended 100% of the board and committee meetings on which they served.

Director Name and Age	Director Since*	Occupation	Indepen-dent	Committee Memberships			Other Public Company Boards
				Audit	Compen-sation	Nominating & Corporate Governance

Thomas E. Carlile Age - 62	2009	CEO and Director, Boise Cascade Company					IDACORP, Inc. Idaho Power Company

Duane C. McDougall Age - 62	2005	Director and Chairman of the Board, Boise Cascade Company			X (until July 30, 2014)	X (until July 30, 2014)	The Greenbrier Companies Inc. StanCorp Financial Group, Inc.

* Messrs. Carlile and McDougall have been members of the board of directors of Boise Cascade Holdings, L.L.C. since 2009 and 2005, respectively, and became members of our board of directors in connection with our February 2013 initial public offering.

Frequency of Advisory Vote Regarding Executive Compensation

We are asking shareholders to approve, on a nonbinding advisory basis, the frequency with which shareholders will vote to approve, on a nonbinding advisory basis, the overall executive compensation policies and procedures employed by us for our named executive officers. Our board of directors recommends a FOR vote in favor of annual review because we believe it supports stronger corporate governance.

Executive Compensation Advisory Approval
We are asking shareholders to approve, on a nonbinding advisory basis, the overall executive compensation policies and procedures employed by us for our named executive officers. Our board of directors recommends a FOR vote because it believes our compensation policies and practices support our goal of aligning our officers' pay with Company performance and, thus, shareholder interests.
Executive Compensation Elements

▪
We target annual base pay at the 50th percentile of the comparable market compensation data. We believe this enables us to effectively attract and retain the talented and experienced officers to manage and lead the Company.

▪
We provide at-risk pay opportunities linked to achievement of short- and long-term goals that benefit shareholders. These compensation elements are also structured so target payouts are set at the 50th percentile of the market. These short- and long-term incentives comprise a significant portion of each officer's total compensation opportunity, since they are designed to motivate and reward our officers for growing the Company and maximizing shareholder value.

▪
Long-term performance is the most important measure of our success because we manage our operations and business affairs for the long-term benefit of our shareholders. For 2013, our named executive officers received long-term equity incentive compensation opportunities in a combination of performance stock units and stock options.

▪
Our annual incentive compensation opportunities are tied to achievement of financial goals and individual contributions to the Company or individual lines of business. We provide limited perquisites, including only those benefits that are consistent with competitive practice as necessary to attract and retain key executives.

Key Compensation Activities

▪	We developed a new long-term incentive plan that uses equity awards to incent and reward our executives for growing the Company and increasing shareholder value.

▪	We developed our executive compensation recovery (clawback) policy as a part of the Boise Cascade Company 2013 Incentive Compensation Plan (the 2013 Incentive Plan).

▪	We do not provide single-trigger change-in-control agreements or gross-up provisions in our executive officers' severance agreements.

▪
We froze our defined benefit pension plan in 2009. The Supplemental Pension Plan (SUPP) and/or Supplemental Early Retirement Plan (SERP) were also frozen at the same time for officers who had benefits under those plans.

▪
We evaluated the potential risks arising from our compensation policies and practices to ensure these policies and practices were not reasonably likely to have a material adverse effect on the Company.

▪	We reviewed and assessed the performance targets in our short- and long-term incentive plans to ensure they reflect current and anticipated business conditions and are sufficiently challenging.

▪	The compensation committee developed and approved a charter to ensure appropriate oversight of our compensation practices.

2013 Highlights

▪	We successfully completed the initial public offering of our common stock and began trading on the New York Stock Exchange on February 6, 2013.

▪	We grew our sales to $3.27 billion, up 18% from 2012.

▪	We achieved EBITDA(1) growth of 41%, reporting $136.4 million for 2013. We also reported operating income of $98.8 million.

▪	We purchased two plywood operations in North and South Carolina for $103.0 million in cash in third quarter, adding 470 million square feet to our capacity.

▪	We ended 2013 with liquidity to support continued organic and acquisition growth in 2014.
__________

(1)
EBITDA is defined as income (loss) before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Management uses EBITDA to evaluate ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. To reconcile this non-GAAP measure with the most directly comparable GAAP measure (net income), please refer to pages 26 and 27 of our 2013 annual report on Form 10-K, Item 6. Selected Financial Data.

The following table sets forth the 2013 compensation for each of our named executive officers, as determined under Securities and Exchange Commission (SEC) rules, and highlights that a significant portion (stock awards, option awards, and non-equity incentive plan compensation) is considered "at risk." The SEC's calculation of Total compensation includes several items driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by our named executive officers in 2013. For a complete description of our named executive officers' compensation (years 2011-2013), please refer to the Executive Compensation section in this proxy statement.

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Thomas E. Carlile	$ 807,000	$ 439,085	$ 391,482	$ —	$ 1,594,000	$ 9,629	$ 153,564	$ 3,394,760
Chief Executive Officer

Wayne M. Rancourt	419,000	164,670	146,797	—	430,650	5,191	47,594	1,213,902
Senior Vice President
Chief Financial Officer &
Treasurer

Stanley R. Bell	443,000	120,778	107,659	—	263,388	20,984	79,221	1,035,030
President, Building
Materials Distribution

Thomas A. Lovlien	443,000	120,778	107,659	—	504,063	11,120	67,784	1,254,404
President, Wood Products
Manufacturing

John T. Sahlberg	323,000	109,771	97,874	—	336,325	7,390	37,232	911,592
Senior Vice President,
Human Resources, General
Counsel & Secretary

Auditors

As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of KPMG LLP as our independent auditor for 2014.

INFORMATION ABOUT OUR ANNUAL SHAREHOLDERS' MEETING AND VOTING

Internet Availability of Proxy Materials, Annual Reports on Form 10-K, and Other Reports and Policies

You may view a complete copy of our proxy statement and 2013 annual report on Form 10-K by visiting our website at www.bc.com and selecting About Boise Cascade, then Investor Relations, and then Annual Shareholder’s Meeting.

You may view complete copies of all of our SEC filings, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and certain financial information, by visiting About Boise Cascade, then Investor Relations, and then SEC Filings.

Record Date and Voting at Our 2014 Annual Shareholders' Meeting
Shareholders owning our common stock at the close of business on March 14, 2014 (the Record Date) may vote at the Annual Meeting. On the Record Date, 39,384,606 shares of our common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.
All valid proxies properly executed and received by us prior to our Annual Meeting will be voted as you direct. If you do not specify how you want your shares voted, they will be voted:

▪	FOR the election of the two director nominees;

▪	FOR an annual nonbinding advisory vote regarding our executive compensation program;

▪	FOR the nonbinding advisory approval vote of our executive compensation program; and

▪	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

Your shares will also be voted on any other matters presented for a vote at the Annual Meeting in accordance with the judgment of the persons acting under the proxies. You may revoke your proxy and change your vote at any time before the Annual Meeting by submitting a written notice to our corporate secretary, by mailing a later-dated and properly executed proxy, or by voting in person at the Annual Meeting.

Independent Tabulator

We have appointed Wells Fargo Shareowner Services (Wells Fargo) as our independent tabulator to receive and tabulate all votes cast at the Annual Meeting. Wells Fargo will determine whether a quorum is present.

Independent Inspector of Election

We have appointed Cydni J. Waldner, of Waldner Law Office L.L.C., as our independent inspector of election to certify the vote results.

A quorum is necessary to hold a valid meeting. A quorum will exist if shareholders holding a majority of the shares of our stock outstanding and entitled to vote at the Annual Meeting are present in person or by proxy. Abstentions and broker nonvotes will be treated as shares of stock that are present and entitled to vote for purposes of determining the presence of a quorum. A broker nonvote occurs when a broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. The table set forth on page 2 of this proxy statement illustrates how abstentions and broker nonvotes will be counted.

Proxy Solicitation
Our board of directors is soliciting your proxy. We will not retain a proxy solicitor; however, our employees and directors may solicit proxies by mail, telephone, email, or in person. Our employees and directors will not receive additional compensation for these activities and the entire cost of this solicitation will be borne by us.
Shareholder Proposals for Inclusion in Next Year's Proxy Statement
According to SEC rules, to be considered for inclusion in next year's proxy statement, our corporate secretary must receive shareholder proposals at the address shown below not later than November 24, 2014.
Boise Cascade Company
Attention: Corporate Secretary
1111 W. Jefferson Street, Suite 300
Boise, ID 83702
Additionally, our Bylaws require that our corporate secretary must receive notice of any nominations for director or other business a shareholder proposes to bring before our next annual meeting no earlier than January 8, 2015, and no later than February 7, 2015.
Please refer to Article II, Section 11 of our Bylaws for an outline of the information a shareholder's notice must include regarding director nominees and other business to be brought before a shareholders' meeting.
You may view a complete copy of our Bylaws by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, Corporate Governance, and then Bylaws.

If You Plan to Attend

If you plan to attend the Annual Meeting in person, please bring a photo identification, as well as your Notice, the tear-off portion of your proxy card, or your brokerage statement reflecting your Boise Cascade holdings as proof of share ownership as of the Record Date.

PROPOSALS TO BE VOTED ON
Proposal No. 1 - Election of Two Directors

Our board of directors consists of three staggered classes of directors, designated as Class I, Class II, and Class III. The director members of, and the term expiration dates for, each class are:

Class	Director Members	Term Expiration Date

I	Duane C. McDougall	Date of the Annual Meeting
Thomas E. Carlile

II	Richard H. Fleming	Date of 2015 annual shareholders' meeting
John W. Madigan
Christopher J. McGowan

III	Karen E. Gowland	Date of 2016 annual shareholders' meeting
Samuel M. Mencoff
Matthew W. Norton
Thomas S. Souleles

At each succeeding annual shareholders' meeting, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualified or until his or her earlier death, disqualification, resignation, or removal.
Nominees

Two nominees, Messrs. Carlile and McDougall, are standing for election as directors at the Annual Meeting to hold office for three-year terms, expiring in 2017.

Your shares will be voted according to your instructions. If you return your signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the two director nominees. To be elected to our board of directors, the director nominees must receive a plurality of the votes cast by our shareholders present in person or by proxy and entitled to vote.
The two director nominees have confirmed their availability for election. If any of the director nominees becomes unavailable to serve as a director for any reason prior to the Annual Meeting, our board of directors may substitute another person as a director nominee. In that case, your shares will be voted FOR the substitute director nominee.

Additional information follows for the two director nominees and the directors continuing in office, particularly concerning their business experience and qualifications, as well as attributes and skills that led our board to conclude that person should serve as a director of the Company. During the past ten years, none of our directors has been a party to any legal or bankruptcy proceedings reportable under SEC rules.

Our board of directors unanimously recommends shareholders vote FOR Messrs. Carlile and McDougall, our two director nominees.

Duane C. McDougall, 62 - Nominee
Mr. McDougall serves as our board chairman. He became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. McDougall has served as the board chairman of Boise Cascade Holdings L.L.C. ("BC Holdings") since December 2008 and has been a director of BC Holdings since 2005. He became one of our directors and the chairman of our board of directors in February 2013 in connection with our initial public offering. Mr. McDougall also served as our chief executive officer from December 2008 to August 2009. Prior to joining our Company, Mr. McDougall was president and chief executive officer of Willamette Industries, an international paper and forest products company, until its sale in 2002. During his 23-year career with Willamette, Mr. McDougall held numerous operating and finance positions before becoming president and chief executive officer of Willamette.
Education

▪	B.S. in accounting, Oregon State University

▪	University of Virginia Darden Executive Program

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	The Greenbrier Companies, Inc.

▪	StanCorp Financial Group, Inc.

Prior directorships held during past five years at any public company or registered investment company

▪	Cascade Corporation

▪	InFocus Corporation

▪	West Coast Bancorp

Attributes and skills that led our board to conclude Mr. McDougall should serve as a director of the Company

▪
Experience as a chief executive officer of a major forest products company provides our board of directors with valuable insight on operational and industry issues. Also provides strong accounting and financial expertise to our board.

Thomas E. Carlile, 62 - Nominee
Mr. Carlile has served as the Company’s chief executive officer and a director since February 2013 in connection with our initial public offering.
Business Experience
Mr. Carlile became our chief executive officer and a director of BC Holdings in August 2009. He became one of our directors in February 2013 in connection with our initial public offering. Mr. Carlile previously served as our executive vice president and chief financial officer from February 2008 to August 2009, following the divestiture of our paper and packaging businesses. From October 2004 to January 2008, he served as our senior vice president and chief financial officer.
Education

▪	B.S. in accounting, Boise State University, ID

▪	Stanford Executive Program

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	IDACORP, Inc.

▪	Idaho Power Company

Attributes and skills that led our board to conclude Mr. Carlile should serve as a director of the Company

▪	Position as our chief executive officer allows him to advise the board of directors on management's perspective over a full range of issues affecting the Company.

Richard H. Fleming, 66
Mr. Fleming became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. Fleming was the executive vice president and chief financial officer of USG Corporation from 1999 until his retirement in 2012. USG is a leading manufacturer and distributor of high performance building systems for construction and remodeling industries. Prior to joining USG, Mr. Fleming was employed by Masonite Corporation, which was acquired by USG in 1984. During his 39-year career with Masonite and USG, Mr. Fleming held various operating and finance positions and was USG's chief financial officer for approximately 18 years.
Mr. Fleming is a member of the Board of Regents of the University of the Pacific. He serves as the chairman of the investment committee of the board, which oversees the investment management of the university’s endowment.
He is also the chairman of the governing board of UCAN, a large child welfare and youth services agency serving the greater Chicagoland area.
Education

▪	B.S. in economics, University of the Pacific, Stockton, CA

▪	MBA with finance specialization, Tuck School of Business at Dartmouth College

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Columbus McKinnon Corporation

Attributes and skills that led our board to conclude Mr. Fleming should serve as a director of the Company

▪	Provides strong financial skills to our board of directors and has relevant industry experience.

Karen E. Gowland, 55
Ms. Gowland became one of our directors in January 2014.
Business Experience
Ms. Gowland was the senior vice president, general counsel and corporate secretary for Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America in late 2013. Boise Inc. was a manufacturer of a wide variety of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.’s vice president, general counsel and secretary. From October 2004 to February 2008, Ms. Gowland served as vice president, general counsel and secretary of Boise Cascade, L.L.C. During her 30 years in the forest products industry, Ms. Gowland has held various legal and compliance positions, which include over 15 years of experience as a corporate secretary for various public and private entities in the forest products industry.
Education

▪	B.S. in accounting, University of Idaho

▪	J.D., University of Idaho

Attributes and skills that led our board to conclude Ms. Gowland should serve as a director of the Company

▪	Has relevant industry and company experience and provides strong corporate governance, compliance and financial skills to our board of directors.

John W. Madigan, 76
Mr. Madigan became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. Madigan has served as one of BC Holdings' directors since January 2005. He became one of our directors in February 2013 in connection with our initial public offering. In December 2003, Mr. Madigan retired from Tribune Company, where he had served as chairman and chief executive officer since 1996. Tribune Company operates businesses in publishing, interactive media and broadcasting. Mr. Madigan currently serves as a senior consultant to Madison Dearborn Partners, L.L.C. (Madison Dearborn).
Education

▪	B.S. and Master’s in business administration, University of Michigan

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Gilead Sciences, Inc.

Attributes and skills that led our board to conclude Mr. Madigan should serve as a director of the Company

▪	Experience in directing the operations of a major corporation provides our board of directors with perspective on operating issues.

Christopher J. McGowan, 42
Mr. McGowan became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. McGowan has served as one of BC Holdings' directors since October 2004. He became one of our directors in February 2013 in connection with our initial public offering. In September 2011, he became a general partner of CJM Ventures, L.L.C. and OPTO Holdings, L.P. In Spring 2012, Mr. McGowan served as a faculty advisor to The University of Chicago Booth School of Business and currently serves as Entrepreneur in Residence and Senior Advisor there. From 1999 until 2011, he was employed by Madison Dearborn and served as a managing director concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn, Mr. McGowan was with AEA Investors, Inc. and Morgan Stanley & Co. Incorporated.
Mr. McGowan is a member of the board of directors of Forest Products Holdings, L.L.C. and OPTO International, Inc., and a prior member of the boards of directors of BWAY Holding Company, the Illinois Venture Capital Association, and First Wind Partners. Mr. McGowan also serves on the board of directors of the University of Chicago Laboratory Schools. He is also a member of Hyde Park Angels and serves on their Portfolio Advisory Board as well as Chairman of the Limited Partner Advisory Committee for Hyde Park Venture Partners.
Education

▪	B.A., Columbia University

▪	M.B.A., Harvard Graduate School of Business

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Cedar Capital, LLC (d/b/a Good Harbor Financial, LLC, a registered investment advisor that operates registered investment companies)

Prior directorships held during past five years at any public company or registered investment company

▪	Smurfit Kappa Group Ltd. (formerly known as Jefferson Smurfit Group)

Attributes and skills that led our board to conclude Mr. McGowan should serve as a director of the Company

▪	Provides strong financial skills to our board of directors.

Samuel M. Mencoff, 57
Mr. Mencoff became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Samuel M. Mencoff has served as one of BC Holdings' directors since October 2004. He became one of our directors in February 2013 in connection with our initial public offering. Mr. Mencoff has been employed by Madison Dearborn since 1992 and currently serves as co-CEO. Prior to co-founding Madison Dearborn, Mr. Mencoff was employed by First Chicago Venture Capital for 11 years. Mr. Mencoff has approximately 32 years of experience in private equity investing with a particular focus on investments in the basic industries sector.
Mr. Mencoff is also a member of the board of directors of World Business Chicago, a not-for-profit economic development organization based in Chicago, Illinois, the Watson Institute for International Studies, NorthShore University HealthSystem, and a member of the board of trustees of Brown University and the Art Institute of Chicago.
Education

▪	A.B., Brown University

▪	M.B.A., Harvard Graduate School of Business

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Packaging Corporation of America

▪	Smurfit Kappa Group, Ltd. (formerly known as Jefferson Smurfit Group)

▪	Nuveen Investments, Inc.

Attributes and skills that led our board to conclude Mr. Mencoff should serve as a director of the Company

▪	Provides strong financial skills to our board of directors and valuable experience gained from previous board service.

Matthew W. Norton, 35
Mr. Norton became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. Norton has served as one of BC Holdings' directors since December 2008. He became one of our directors in February 2013 in connection with our initial public offering. Mr. Norton has been employed by Madison Dearborn since 2008 and currently serves as a director. From August 2006 to May 2008, Mr. Norton attended The Wharton School of the University of Pennsylvania. From 2004 to August 2006, he was employed by Madison Dearborn as an associate. From 2001 to 2004, he was employed by Merrill Lynch.
He also serves on the boards on the boards of directors of CoVant Technologies II, LLC, Fieldglass, Inc., Taupo Holding, Inc., and National Financial Partners Corp.
Education

▪	B.S. and M.B.A., The Wharton School of the University of Pennsylvania

Prior directorships held during past five years at any public company or registered investment company

▪	Boise Inc.

Attributes and skills that led our board to conclude Mr. Norton should serve as a director of the Company

▪	Provides strong financial skills to our board of directors.

Thomas S. Souleles, 45
Mr. Souleles became one of our directors in February 2013 in connection with our initial public offering.
Business Experience
Mr. Souleles has served as one of BC Holdings' directors since October 2004. He became one of our directors in February 2013 in connection with our initial public offering. Mr. Souleles has been employed by Madison Dearborn since 1995 and currently serves as a managing director concentrating on investments in the basic industries sector. Prior to joining Madison Dearborn, Mr. Souleles was with Wasserstein Perella & Co., Inc.
He also serves on the boards of directors of Schrader International, Inc. and Multi Packaging Solutions, Inc., and previously served on the boards of U.S. Power Generating Company and BWAY Holding Company.
Mr. Souleles is also a member on the boards of directors of Children's Hospital of Chicago Medical Center and an emeritus trustee of the board of trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter.
Education

▪	A.B., Princeton University

▪	J.D., Harvard Law School

▪	M.B.A., Harvard Graduate School of Business

Current public company or registered investment company directorships, other than Boise Cascade Company

▪	Packaging Corporation of America

Prior directorships held during past five years at any public company or registered investment company

▪	Boise Inc.

▪	Magellan GP, LLC

▪	Magellan Midstream Holdings GP, LLC

▪	Great Lakes Dredge & Dock Corporation

Attributes and skills that led our board to conclude Mr. Souleles should serve as a director of the Company

▪	Provides strong financial skills to our board of directors

Proposal No. 2 - Advisory Vote on the Frequency of the Advisory Vote Regarding Our Executive Compensation Program
We are providing our shareholders with the opportunity to cast a nonbinding advisory vote on the frequency with which shareholders will vote to approve, on a nonbinding advisory basis, the overall executive compensation policies and procedures employed by us for our named executive officers. Shareholders will have the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should occur every 1, 2 or 3 years. Shareholders may also abstain from voting on the matter.
The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every 1, 2, or 3 years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of our board of directors.
We are proposing an annual shareholder vote regarding our executive compensation program because we believe it supports stronger corporate governance.
Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote and take them into account when considering the frequency of the advisory vote on executive compensation.
Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the option of an annual vote as the preferred frequency of advisory votes on the executive compensation policies and procedures employed by us for our named executive officers.
Proposal No. 3 - Advisory Approval of Our Executive Compensation Program
We are providing our shareholders with the opportunity to cast a nonbinding advisory vote regarding the compensation of our executive officers. Our compensation philosophy is designed to emphasize a focus on total compensation, with a large portion of our executive officers' pay considered variable, or "at risk," and thus aligned with shareholder interests. We seek to pay for performance so that we can recruit and retain the talented employees necessary to drive financial and operational results. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture.
Our executive compensation decisions for 2013 demonstrate our commitment to align executive compensation with Company performance and shareholder interests. Some of our highlights include:

▪	We successfully completed the initial public offering of our common stock and began trading on the New York Stock Exchange on February 6, 2013.

▪	We grew our sales to $3.27 billion, up 18% from 2012.

▪	We achieved EBITDA(1) growth of 41%, reporting $136.4 million for 2013. We reported operating income of $98.8 million.

▪	We purchased two plywood operations in North and South Carolina for $103.0 million in cash in third quarter 2013, adding 470 million square feet to our capacity.

▪	We ended 2013 with liquidity to support continued organic and acquisition growth in 2014.

▪
The 2013 annual equity awards granted to each of our named executive officers reflect our emphasis on long-term compensation and our philosophy of aligning the interests of our executive officers with the interests of our shareholders.

__________

(1)
EBITDA is defined as income (loss) before interest (interest expense and interest income), income tax provision (benefit), and depreciation and amortization and is not required by or presented in accordance with generally accepted accounting principles (GAAP) in the United States. Management uses EBITDA to evaluate ongoing operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. To reconcile this non-GAAP measure with the most directly comparable GAAP measure (net income), please refer to pages 26 and 27 of our 2013 annual report on Form 10-K, Item 6. Selected Financial Data.

Shareholders are urged to read the Compensation Discussion and Analysis section in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The compensation committee and our board of directors believe these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

Our board of directors has determined the best way to allow shareholders to vote on our executive compensation program is through the following resolution:
RESOLVED, that the compensation paid to the company's named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion in this proxy statement, is hereby APPROVED.
Your vote is important to us. Although this advisory vote is nonbinding, the compensation committee and our board of directors will review the results of the vote. The compensation committee will consider our shareholders' preferences and take them into account in making future determinations concerning our executive compensation program.
Our board of directors unanimously recommends shareholders vote, on a nonbinding advisory basis, FOR the approval of the resolution set forth above approving the overall executive compensation policies and procedures employed by us for our named executive officers.

Proposal No. 4 - Ratification of Independent Accountant

The audit committee of our board of directors is responsible for the engagement of our independent auditor and appointed KPMG LLP (KPMG) in that capacity, effective February 27, 2014.

Although ratification is not required by our Bylaws or otherwise, our board of directors is submitting the selection of KPMG to our shareholders for ratification because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. If the appointment of KPMG is not ratified, the audit committee will evaluate the basis for the shareholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without resubmitting the matter to shareholders. Even if the selection of KPMG is ratified, the audit committee may, in its sole discretion, change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our shareholders.

It is expected that one or more representatives of KPMG will be present at our Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.
For information on the services KPMG has provided for us, please refer to the following table:

2013
Audit Fees	$1,689,738
Audit-Related Fees	2,000
Tax Fees	—
All Other Fees	—
Total	$1,691,738

Our board of directors unanimously recommends shareholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2014.

CORPORATE GOVERNANCE
Code of Ethics for Our Board of Directors
We have adopted a Code of Ethics that applies to our directors and all of our employees. We have a toll-free reporting service available that permits employees to confidentially report violations of our Code of Ethics or other issues of significant concern.
If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics by posting the required information on our website.
You may view a copy of our Code of Ethics by visiting our website at www.bc.com and selecting About Boise Cascade, and then Code of Ethics.
Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines (the Guidelines) to assist the board in exercising its responsibilities. The Guidelines reflect our board's commitment to monitor the effectiveness of policy and decision making, both at the board and management levels. Our board of directors believes the Guidelines will enhance our ability to achieve our goals and long-term success and will assist us in increasing shareholder value. The Guidelines are in addition to and are not intended to change or interpret any federal or state law or regulation, including the Delaware General Corporation Law, our Certificate of Incorporation or Bylaws, or the rules of the New York Stock Exchange (the "NYSE") or any applicable nominating or related agreement to which the Company is party. Our board of directors may modify the Guidelines from time to time on the recommendation of the corporate governance and nominating committee and as deemed appropriate by our board of directors.
You may view a complete copy of the Guidelines by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, Corporate Governance, and then Corporate Governance Guidelines.

Director Independence
Our directors believe board independence is important and is key for the board to function properly, allowing it to provide appropriate oversight and maintain managerial accountability.
We list our common stock on the NYSE. The NYSE rules require that a majority of our directors be independent from management as of July 30, 2014 (the anniversary of date on which we ceased being a "controlled company" for purposes of the NYSE listing requirements). For a director to be independent under the NYSE's rules, our board must determine affirmatively that he or she has no material relationship with us. Additionally, he or she cannot violate any of the bright line independence tests set forth in the NYSE listing rules that would prevent our board of directors from determining that he or she was independent. These rules contain heightened independence tests for members of our audit and compensation committees. Our board of directors will broadly consider all relevant facts and circumstances to determine the independence of any director, in accordance with the NYSE listing rules.
To assist in making this determination, our board adopted the NYSE's independence standards. For purposes of these standards, we include Boise Cascade Company and our consolidated subsidiaries.
Our board has determined that Messrs. Fleming, Madigan, McGowan, Mencoff, Norton, and Souleles and Ms. Gowland are independent directors as defined under the NYSE's listing standards. These directors constitute a majority of our board of directors. In making their determination, our board considered the relationships disclosed in the Related-Person/Party Transactions section below.
Our board of directors and its committees can retain, at their sole discretion and at our expense, independent financial, legal, compensation, or other advisors to represent the independent interests of our board of directors or its committees.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.
Based on a review of such reports, we believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Related-Person/Party Transactions
Family Relationships
No family relationships exist between any of our directors and executive officers.
Director Nomination Agreement

We entered into a Director Nomination Agreement with BC Holdings on February 11, 2013, that gave BC Holdings the right to designate a number of nominees for election to our board of directors proportionate to its ownership for so long as BC Holdings beneficially owns 10% or more of the total number of shares of our common stock then outstanding. As of March 3, 2014, BC Holdings no longer owns any shares of our common stock. This development, however, does not shorten the term of any incumbent director previously designated by BC Holdings.
In addition, BC Holdings will be entitled to designate the replacement for any of its current board designees whose board service terminates prior to the end of the director's term regardless of BC Holdings' beneficial ownership at such time.
Messrs. Fleming, Madigan, McGowan, Mencoff, Norton and Souleles were appointed as the initial nominees of BC Holdings to our board of directors in accordance with the terms of the Director Nomination Agreement.
Registration Rights Agreement
In connection with our initial public offering, we entered into a registration rights agreement with BC Holdings on February 8, 2013 (the "Registration Rights Agreement"). BC Holdings was entitled to request that we register its shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be "shelf registrations." BC Holdings was also entitled to participate in certain registered offerings by the company, subject to the restrictions in the registration rights agreement. We agreed to pay BC Holdings' expenses in connection with BC Holdings' exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by BC Holdings as of February 11, 2013, (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions, and (iii) any of our common stock held by Madison Dearborn Capital Partners IV, L.P. (MDCP) and its affiliates (the "Registrable Securities"). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933 (as amended, the "Securities Act"), or repurchased by us or our subsidiaries. In addition, with our consent and the consent of holders of a majority of Registrable Securities, any Registrable Securities held by a person other than MDCP IV and its affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.
Share Repurchase
On July 30, 2013, we repurchased 3,864,062 shares of our common stock from BC Holdings for $100.0 million. The share repurchase closed concurrently with the closing of an underwritten public secondary offering in which the underwriters purchased 10,000,000 shares of our common stock from BC Holdings. The per share price we paid for shares in the share repurchase equaled the net per share price paid by the underwriters in the secondary offering. We funded the share repurchase from cash on hand. BC Holdings no longer holds any shares of the Company’s common stock. As indirect owners in entities that are equity holders of BC Holdings, funds affiliated with Madison Dearborn and certain of our directors and executive officers received a portion of the proceeds from the concurrent share repurchase when such funds were distributed by BC Holdings to Forest Products Holdings, L.L.C. ("FPH"), its controlling member, and by FPH to its members, including Madison Dearborn. Funds affiliated with Madison Dearborn and Messrs. Carlile, McDougall, Madigan, Bell, Lovlien, Rancourt and Sahlberg are members of FPH. These indirect ownership interests in BC Holdings were acquired or granted during the period from October 2004 to February 2013 when we were a privately held company. Messrs. McGowan, Mencoff and Souleles also have indirect interests in the funds affiliated with Madison Dearborn that indirectly have an interest in BC Holdings through FPH.
Affiliated-Company Transactions
Ms. Gowland was the senior vice president, general counsel and secretary of Boise Inc. from August 2010 until its acquisition by Packaging Corporation of America ("PCA") in October 2013 and continued as an employee of PCA until March 1, 2014. PCA is a leading manufacturer of a wide variety of packaging and paper products. From February 2008 to July 2010, she served as Boise Inc.’s vice president, general counsel and secretary.
The Company had commercial relationships with Boise Inc. that amounted to approximately $128 million in 2013. Those relationships involve log and chip purchases and sales of approximately $112 million and an outsourcing services agreement under which Boise Inc. provides the Company corporate services such as information technology, human resources and accounting for approximately $16 million. These commercial relationships continue in 2014. The Company’s board has determined that, following her termination from PCA, Ms. Gowland became an independent director as defined by Section 303A.02 of the NYSE Listed Company Manual.
Policies and Procedures for Related-Person/Party Transactions
Our policy regarding transactions with related persons requires that a "related person" (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any "related person transaction" (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. The general counsel will promptly communicate such information to our audit committee or another independent body of our board of directors. No related person transaction will be entered into without the approval or ratification of our audit committee or another independent body of our board of directors. It is our policy that directors recuse themselves from any discussion or decision affecting their personal, business or professional interests. Our policy does not specify the standards to be applied by our audit committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with Delaware law.

Role of Board of Directors in Our Risk Management Processes
Our board of directors oversees the risk management activities designed and implemented by our management. The board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors also considers specific risk topics, including risks associated with our strategic plan, business operations, and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
Our board of directors delegates to the audit committee oversight of our risk management process. Our other board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board of directors as appropriate, including when a matter rises to the level of a material or enterprise-level risk.
Our internal audit department annually develops a risk-based audit plan that is reviewed with the audit committee, along with the results of internal audit reviews and activities. The internal audit department maintains a high level assessment of risks and controls for key operations, functions, processes, applications, and systems within the Company. The audit committee meets a number of times each year with our Director of Internal Audit, our Chief Financial Officer and our Controller.
We also have in place a number of independent assurance activities responsible for assessing whether our risk response activities are in place and working effectively. These assurance activities include, but are not limited to, corporate legal audits, corporate security, environmental audits, and safety audits.
Risk Analysis of Employee Compensation Policies and Practices
We reviewed our compensation policies and practices for our employees and determined these policies and practices were not reasonably likely to have a material adverse effect on the Company. Specifically, we determined that our practices do not induce our employees to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. Some of the considerations in making this determination were:

▪	None of our businesses presents a high risk profile in that a very large percentage of our revenues and income is derived from commodity products;

▪	Our incentive pay structure rewards performance in both the short and long term (i.e., short-term incentives are not paid out at the expense of long-term shareholder value);

▪	Our incentive pay program has both minimum and maximum caps designed to take into account short- and long-term affordability measures;

▪	The compensation committee reserves the right to reduce or eliminate any awards, in its discretion, with respect to our short-term incentive pay program;

▪	We have adopted a clawback for our equity-based Long Term Incentive Plan (LTIP); and

▪	With the implementation of our clawback, our executive compensation program does not encourage our management to take unreasonable risks relating to the business.

Director Selection Process

Our corporate governance and nominating committee is responsible for, among other matters:

•	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•	recommending to our board a slate of director nominees for election or reelection at the annual meeting of shareholders; and

•
recommending to our board of directors persons to fill board and committee vacancies. Through this process, members of the corporate governance and nominating committee consult with our board chair and accept nominee recommendations from other directors and/or shareholders in accordance with the terms of our Certificate of Incorporation and our Bylaws. The invitation to join our board of directors is extended by our board of directors through our board chair.

Suitability of Candidates
In evaluating the suitability of candidates, our board of directors, corporate governance and nominating committee consider many factors, including a candidate's:

•	experience as a senior officer in a public or substantial private company or other comparable experience;

•	breadth of knowledge about issues affecting the Company and/or its industry;

•	expertise in finance, logistics, manufacturing, law, human resources or marketing or other areas that our board determines are important areas of needed expertise; and

•
personal attributes that include integrity and sound ethical character, absence of legal or regulatory impediments, absence of conflicts of interest, demonstrated track record of achievement, ability to act in an oversight capacity, appreciation for the issues confronting a public company, adequate time to devote to our board of directors and its committees and willingness to assume broad/fiduciary responsibilities on behalf of all stockholders. The corporate governance and nominating committee is committed to nondiscrimination in its selection practices and makes decisions solely on the basis of skills, qualifications and experience.

Consideration of Diversity in Nomination Process
Our current board has a rich mixture of educational, professional, and experiential diversity. As opportunities to appoint new directors become available in the future, in addition to the factors set forth above, our board of directors will consider gender, racial, ethnic, and global diversity for director recruitment.
Shareholder Nominations for Directors
The corporate governance and nominating committee has not adopted a written policy regarding shareholder nominations for directors. In accordance with our Bylaws, however, the corporate governance and nominating committee will consider shareholder nominations for directors (please refer to the Shareholder Proposals for Inclusion in Next Year's Proxy Statement section in this proxy statement). We did not receive any shareholder nominations or recommendations for director in connection with the Annual Meeting.

Board and Committee Self-Evaluations
Our directors have adopted a process for, and conduct, annual self-evaluations of our board of directors and its committees. These evaluations assess the overall effectiveness of our board of directors. The chairman of the board reviews the directors' responses and provides the full board with an assessment of the performance of the board and its committees. The purpose of the evaluation is to increase the effectiveness of our board, its committees, and its directors.

Board Education
As further described in our Guidelines, our new directors are provided with a director’s orientation manual and given the opportunity to meet with any member of management to orient themselves to the business.

Communications with Our Board of Directors
You may contact our board of directors by writing to the chairman of the corporate governance and nominating committee, in care of general counsel at the address shown below or by emailing them at the email address shown below. All correspondence will be referred to the chair of our board, who is not a member of management. Copies of all complaints or concerns are forwarded to our general counsel and corporate secretary.
Boise Cascade Company
Attention: General Counsel
1111 W. Jefferson Street, Suite 300
Boise, ID 83702
Email: legaldepartment@bc.com

BOARD STRUCTURE

Board Leadership Structure
Currently the positions of chairman and chief executive officer are filled separately. Our board of directors believes that this structure is appropriate for the Company at this time. Mr. McDougall’s (our board chair) experience as our former chief executive officer and former chief executive officer of another major forest products company provides our board of directors with valuable insight on operational and industry issues. Mr. Carlile, our current chief executive officer, complements Mr. McDougall’s experience and provides an insight into the day-to-day management of the Company.
On February 4, 2013, our corporate governance and nominating committee and our board of directors adopted the Guidelines to serve as a flexible framework within which the board conducts business. This framework includes at least two meetings per year with only the independent directors to discuss matters as they deem appropriate with the chairman of the corporate governance and nominating committee presiding.

Executive Sessions
Our board of directors and each of our committees routinely meet in executive sessions outside the presence of management. Mr. McDougall, our board chair, presides over the executive sessions of our board of directors, and each committee chair presides over the executive sessions of each respective committee.

2013 Overall Meeting Attendance Rates
During 2013, our board of directors met four times in person and four times by telephone conference. In addition to meetings of the full board, our board committees met a total of 12 times. As a group, our directors had an overall attendance rate of 100%.
Under the Guidelines, our directors are expected to attend our Annual Meeting to be held on May 8, 2014.

Committees
Our board of directors has established the following three standing committees:
Audit Committee
Compensation Committee
Corporate Governance & Nominating Committee
The composition, duties, and responsibilities of these committees are outlined in written charters adopted by our board of directors. Each committee charter is reviewed annually by its respective committee to ensure ongoing compliance with applicable laws and sound governance practices. Each committee submits any recommended changes to its charter coming out of such review to our board of directors.
You may view copies of our committee charters by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. You are then able to select any of the committee charters.

Audit Committee

Committee Members (1)	2013 Committee Meeting Attendance Rate (2)

Christopher J. McGowan, committee chair (3)	100%
John W. Madigan	100%
Richard H. Fleming (3)	100%

(1)
All members of the audit committee are independent as defined under the applicable NYSE listing standards and in accordance with Rule 10A-3 under the Exchange Act, as determined by our board of directors.

(2)	The audit committee met four times in person and three times telephonically during 2013.

(3)	Our board of directors has determined that Mr. McGowan and Mr. Fleming are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act.

The audit committee of our board of directors is responsible for matters including the following:

▪	Reviewing and discussing with management and the independent auditors:

◦	the Company’s annual audited financial statements and quarterly unaudited financial statements;

◦	major issues regarding accounting principles, financial statement presentations and the adequacy and effectiveness of the Company’s internal controls;

◦	significant financial reporting issues and judgments including the effects of alternative GAAP methods on the financial statements; and

◦	the effect of regulatory and accounting initiatives on the Company’s financial statements;

▪	Discussing with management our overall risk assessment and risk management policies;

▪
Reviewing disclosures made by our Chief Executive Officer and Chief Financial Officer regarding any significant deficiencies or material weakness in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or employees who have a significant role over financial reporting;

▪	Establishing procedures for the receipt, retention and treatment of complaints or confidential submissions regarding accounting, internal accounting controls or auditing matters;

▪	Overseeing such portions of the Code of Ethics as our board of directors may designate from time to time;

▪	Discussing with management and/or our general counsel any legal matters that may have a material impact on our financial statements;

▪	Selecting, overseeing and determining the compensation of the Company’s independent auditors;

▪
Approving audit fees paid to independent auditors, preapproving all audit services (and non-audit services to be performed for the Company by the independent auditors) and considering whether the provision of non-audit services is compatible with maintaining the auditor’s independence;

▪	Annually evaluating the qualifications, performance and independence of the independent auditors;

▪	Annually preparing a report to be included in our proxy statement and submitting such report to our board of directors for approval;

▪
Reviewing the scope and staffing of the independent auditors annual audit, discussing all matters required by PCAOB auditing Standard No. 16, and discussing any audit problems or difficulties and management’s response;

▪	Reviewing internal audit department activities and approving the internal audit department projects and annual budget; and

▪	Reviewing with the senior internal auditing executive the significant reports to management prepared by the internal auditing department and management's responses.

For a complete description of our audit committee's responsibilities, you may view a copy of our audit committee charter by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. You are then able to select the audit committee charter.

Compensation Committee

Committee Members (1)	2013 Committee Meeting Attendance Rate (2)

Samuel M. Mencoff, committee chair	100%
John W. Madigan	100%
Duane C. McDougall	100%
Thomas S. Souleles	100%

(1)
All members of the compensation committee, except Mr. McDougall, are independent as defined under the applicable NYSE's listing standards, as determined by our board of directors. Mr. McDougall may continue on the compensation committee until July 30, 2014, the one-year anniversary of when we ceased being a controlled company.

(2)	The compensation committee met three times in person and once telephonically in 2013.

The compensation committee of our board of directors is responsible for matters including the following:

▪	Assisting our board of directors in discharging its responsibilities relating to compensation of our board members, Chief Executive Officer and other executive officers;

▪	Reviewing and approving employment agreements and other similar arrangements between the Company and our Chief Executive Officer and other executive officers;

▪	Reviewing and evaluating the Company's overall compensation philosophy and oversee the Company's equity, incentive and other compensation and benefits plans; and

▪	Preparing the compensation committee report on executive officer compensation required by the SEC for inclusion in the Company’s annual proxy statement or Annual Report on Form 10-K.

For a complete description of our compensation committee's responsibilities, you may view a copy of our compensation committee charter by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. You are then able to select the compensation committee charter.

Corporate Governance & Nominating Committee

Committee Members (1)	2013 Committee Meeting Attendance Rate (2)

Duane C. McDougall, committee chair	100%
Matthew W. Norton	100%
Thomas S. Souleles	100%

(1)
All members of the corporate governance and nominating committee, except Mr. McDougall, are independent as defined under the applicable NYSE's listing standards, as determined by our board of directors. Mr. McDougall may continue on the corporate governance and nominating committee until July 30, 2014, the one-year anniversary of when we ceased being a controlled company. Thomas E. Carlile, our CEO, served on this committee in 2013 while we were a controlled company and resigned from the committee in October 2013, within 90 days of when we ceased being a controlled company.

(2)	The corporate governance and nominating committee of our board of directors met twice during 2013, once in person and once telephonically.
The corporate governance and nominating committee of our board of directors is responsible for matters including the following:

▪	Identifying and assessing persons qualified to become board members, consistent with the qualification standards and criteria approved by the board;

▪	Recommending to the board a slate of director nominees for election or reelection at the annual meeting of stockholders;

▪	Recommending to the board the structure and membership of board committees;

▪	Recommending to the board persons to fill board and committee vacancies;

▪	Overseeing annual evaluations of the board and committees of the board;

▪	Reviewing periodically the Guidelines applicable; and

▪	Making other recommendations to the board relative to corporate governance issues.
For a complete description of our corporate governance and nominating committee's responsibilities, you may view a copy of our corporate governance and nominating committee charter by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. You are then able to select the corporate governance and nominating committee charter.
BOARD COMPENSATION

Employee board members do not receive compensation for their service on our board of directors. Nonemployee board members in 2013 were entitled to receive the compensation described below under "2013 Director Fees."

Director Compensation Table
The following table presents compensation information for each of our current and former nonemployee directors for the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)	Total ($)

Richard H. Fleming	$49,194	$53,913	$—	$—	$103,107

John W. Madigan	54,500	53,913	7,561	—	115,974

Duane C. McDougall	153,556	53,913	—	—	207,469

Christopher J. McGowan	58,500	53,913	—	—	112,413

Samuel M. Mencoff	54,000	53,913	—	—	107,913

Matthew W. Norton	49,500	53,913	—	—	103,413

Thomas S. Souleles	49,500	53,913	—	—	103,413

(1)
Mr. Fleming became a member of our board of directors effective February 8, 2013, and his cash payment was prorated for 2013. All payments for directors are pro-rated for the first quarter of 2013 from Boise Cascade’s February 6 initial public offering.

(2)
On February 26, 2013, all of our nonemployee directors were awarded 2,023 time-vested restricted stock units with a grant date fair value of $53,913. Each of Messrs. Mencoff, Souleles and Norton is an executive officer or an employee of Madison Dearborn and was appointed to our board of directors as nominees of BC Holdings pursuant to the Director Nomination Agreement. They each hold their awards for the benefit of certain affiliates of Madison Dearborn. Only Messrs. Mencoff and Souleles (along with MDCP IV, MDP IV, Madison Dearborn and Mr. Paul J. Finnegan, a member of the limited partner committee of MDP IV) may be deemed to have an indirect pecuniary interest in such awards. Mr. Norton has no pecuniary interest in such awards. For further information on these 2013 director equity awards, please refer to the 2013 Director Restricted Stock Awards section in this proxy statement.

(3)
Change in Pension Value - We do not provide our directors with pension benefits. Nonqualified Deferred Compensation Earnings - Our director-deferred compensation plan was not open for contributions in 2013. The amount reported for Mr. Madigan reflects the above-market portion of interest he earned on compensation he deferred prior to 2009.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

2013 Director Fees
Beginning in February 2013, our fee schedule for nonemployee directors was:

Director Fees	2013

Director Fees (Annual):
Cash Retainer (1)	$55,000
Equity Award (2)	$53,913

Committee Chair Fees (Annual):
Audit	$10,000
Compensation	$5,000
Chairman	$90,000

(1)	The actual cash retainer was prorated for our directors.

(2)
On February 26, 2013, each nonemployee director received 2,023 time-vested restricted stock units with a grant date fair value of $53,913 per award. See note (2) to the Director Compensation Table for additional information regarding such grants.

2014 Director Fees
The compensation committee and the board engaged Frederick Cook to review compensation for our directors. As a result of that review, beginning in February 2014, the compensation committee and board adopted the following fee schedule for nonemployee directors for the fiscal year ending December 31, 2014:

Director Fees	2014

Director Fees (Annual):
Cash Retainer	$60,000
Equity Award (1)	$80,000

Committee Chair Fees (Annual):
Audit	$10,000
Compensation	$5,000
Chairman	$90,000

(1)	On February 27, 2014, each director received 2,639 time-vested restricted stock units with a grant date fair value of approximately $80,000 per award.

2013 Director Restricted Stock Unit Awards
Upon recommendation of the compensation committee, our board of directors approved the granting of a target of approximately $55,000 in restricted stock units (or 2,023 units) to each of our nonemployee directors. These 2013 restricted stock unit awards are service-condition vesting awards that vested in full on February 26, 2014, but will not be distributed until 60 days following the director’s termination from the board of directors.
Directors Deferred Compensation Plan

We maintain a "nonqualified" deferred compensation plan offered to our nonemployee directors. The plan is an unfunded plan intended to help participants supplement their retirement income while providing them an opportunity to reinvest a portion of their cash compensation in the Company's overall business performance. Under the plan, each director who receives cash compensation for board service may elect to defer all or a portion of his or her cash compensation in a calendar year. Amounts deferred are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants elect the form and timing of distributions of their deferred compensation balances. Participants may receive payment in cash in a lump sum or in annual installments following their service on our board of directors. The plan was closed for contributions in 2013 but was reopened for participation effective January 1, 2014. None of our directors have elected to defer their cash compensation in 2014 under this plan. We do not anticipate making any changes to this plan in 2014.

STOCK OWNERSHIP
Stock Ownership Guidelines for Our Directors
Our board of directors established Company stock ownership guidelines for our directors which are intended to ensure that our directors acquire and maintain an equity stake in the Company and more closely align their interests with those of our shareholders.
Our director stock ownership guidelines provide that, within five years from becoming a director, each director should acquire and maintain stock ownership in the Company equal to five times his or her annual cash retainer. Because the equity granted to our directors is not actually distributed to them until after they have terminated their service as directors, each director is required to continue holding all of the restricted shares granted to him or her.
Stock Ownership Guidelines for Our Officers
Our corporate governance and nominating committee and our board adopted officer stock ownership guidelines at our February 27, 2014, board meeting. The ownership targets within the guidelines vary by officer level with the chief executive officer’s target at three times salary; the presidents’, executive vice presidents’ and senior vice presidents’ target at one-and-one half times salary and vice presidents’ target at one times salary. Officers are expected to achieve their respective target within five years of the later of the board’s adoption of the guidelines or of becoming an officer.
Security Ownership of Certain Beneficial Owners and Management
Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 14, 2014 by: (1) each of the named executive officers in the Summary Compensation Table; (2) each of our directors and director nominees; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, director nominee, executive officer or five percent beneficial owner, as the case may be. Unless otherwise noted below, the address of each beneficial owner is c/o Boise Cascade Company, 1111 West Jefferson Street, Suite 300, Boise, ID 83702. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

Name and Address of Beneficial Owner and Nature of Beneficial Ownership	Column
	A		B		C
	Shares Owned as of 3/14/14 (#)(1)		Right to Acquire Within 60 Days of 3/14/14 (#)(1)		Percent of Class (%)(2)

Persons Owning Greater Than 5% of Our Outstanding Common Stock:
FMR LLC and Edward C. Johnson 3d (3)	5,892,857		—		14.9%
Westwood Management Corporation (4)	2,407,975		—		6.1%

Nonemployee Directors:
Richard H. Fleming (2)	5,000		2,023	(5)	*
Karen E. Gowland	—		—		*
John W. Madigan (7)	14,290		2,023	(5)	*
Duane C. McDougall (7)	19,962		2,023	(5)	*
Christopher J. McGowan (7)	22,213		2,023	(5)	*
Samuel M. Mencoff (7) (8) (9) (10)	138,730		6,069	(5)(6)	*
Matthew W. Norton (10)	—		—	(5)(6)	*
Thomas S. Souleles (7) (8) (9) (10)	63,713		6,069	(5)(6)	*

Named Executive Officers:
Thomas E. Carlile (7)	26,656	(11)	8,776	(12)	*
Wayne M. Rancourt (7)	8,217	(11)	3,291	(12)	*
Stanley R. Bell (7)	18,048	(11)	2,413	(12)	*
Thomas A. Lovlien (7)	8,210	(11)	2,413	(12)	*
John T. Sahlberg (7)	2,530	(11)	2,194	(12)	*

All Directors and Executive Officers as a Group (15 Persons)	327,694	(13)	36,593	(13)	*

* Less than 1%

(1)
Under SEC rules, a person is considered to beneficially own any shares over which they exercise sole or shared voting and/or investment power (Column A) plus any shares they have the right to acquire within 60 days of March 14, 2014 (Column B).

(2)
Percent of class (Column C) is calculated by dividing the number of shares beneficially owned (Column A plus Column B) by the Company's total number of outstanding shares on March 14, 2014 (39,384,606 shares) plus the number of shares such person has the right to acquire within 60 days of March 14, 2014 (Column B).

(3)
Pursuant to Schedule 13G, Amendment No. 1, dated February 13, 2014 and filed jointly with the SEC on February 14, 2014 by FMR LLC and Mr. Edward C. Johnson 3d (the "Fidelity 13G"), their principal business office is located at 245 Summer Street, Boston, MA 02210. Additionally, according to the Fidelity 13G, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 5,479,501 shares of the reported shares as a result of acting as investment adviser to various investment companies (the "Fidelity Funds"). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the shares owned by the Fidelity Funds. Fidelity SelectCo, LLC ("SelectCo"), a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 413,226 of the reported shares as a result of acting as investment adviser to various investment companies (the "SelectCo Funds"). Edward C. Johnson 3d and FMR LLC, through its control of SelectCo, and the SelectCo Funds each has sole power to dispose of the shares owned by the SelectCo Funds. Finally, Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 130 of the reported shares as a result of its serving as investment manager of institutional accounts owning such shares. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.

(4)
Pursuant to Schedule 13G dated February 11, 2014, and filed with the SEC on February 11, 2014, by Westwood Management Corporation (Westwood). Westwood’s principal business is at 200 Crescent Court, Suite 1200, Dallas, TX 75201.

(5)
Reported amount includes 2,023 restricted stock units which vested on February 26, 2014 and which were issued to each of Messrs. Souleles, Mencoff and Norton, as directors of the Company; provided, that vested shares will be delivered to the subject director 60 days after his termination as a director (or other employee) of the Company.

(6)
Each of Messrs. Mencoff, Souleles and Norton is an executive officer or an employee of Madison Dearborn Partners, LLC ("MDP"). Each of the foregoing persons was appointed to our board of directors as nominees of Boise Cascade Holdings, LLC ("BCH"), pursuant to a director nomination agreement between BCH and the Company. Madison Dearborn Capital Partners IV, LP ("MDCP IV") is the indirect controlling stockholder of BCH, Madison Dearborn Partners IV, LP ("MDP IV") is the general partner of MDCP IV, MDP is the general partner of MDP IV and Mr. Paul J. Finnegan is a member of the limited partner committee of MDP IV. Each of MDCP IV, MDP IV, MDP, Mr. Finnegan, Mr. Mencoff and Mr. Souleles may be deemed to have an indirect pecuniary interest in the awards, which are held by the record holders for the benefit of MDP IV, MDCP IV and MDP. Mr. Norton does not have a pecuniary interest in any of the awards. Each of the foregoing persons expressly disclaims beneficial ownership of the reported securities, except to the extent of such person's respective pecuniary interest therein.

(7)
Reported amount includes shares of common stock distributed to the subject officer or director as a member of FPH on March 3, 2014 in a series of in-kind pro rata distributions. In these distributions: (i) BC Holdings distributed all of its shares of Company common stock to its members; (ii) FPH, as BC Holdings’ controlling equity holder, distributed the shares it received from BC Holdings to its members; (iii) MDCP IV, as the controlling member of FPH, distributed the shares it received from FPH to its partners; and (iv) Madison Dearborn Partners IV, L.P. ("MDP IV"), as MDCP IV’s general partner, distributed the shares it received from MDCP IV to its partners (collectively, the "Pro Rata Distributions"). The following officers or directors received the following number of shares of Company common stock in the Pro Rata Distributions: (1) 14,290 shares (Mr. Madigan); (2) 19,962 shares (Mr. McDougall); (3) 22,213 shares (Mr. McGowan); (4) 93,016 shares (Mr. Mencoff); (5) 58,245 shares (Mr. Souleles); (6) 18,311 shares (Mr. Carlile); (7) 2,873 shares (Mr. Rancourt); (8) 15,091 shares (Mr. Bell); (9) 7,225 shares (Mr. Lovlien); and (10) 1,635 shares (Mr. Sahlberg).

(8)
Includes 743 shares held of record by each of Quaker Investors, LLC ("Quaker Investors") and Bruin Investors, LLC ("Bruin Investors"), which shares they received in the Pro Rata Distributions. Reported amount also includes 38,760 shares held of record Temple Hall Partners, L.P. ("Temple Hall") as a result of the Pro Rata Distributions and related transfers. Mr. Mencoff is sole manager of each of Quaker Investors and Bruin Investors. He is also the trustee of the general partner of Temple Hall. Mr. Mencoff expressly disclaims beneficial ownership of the shares held of record by Quaker Investors, Bruin Investors and Temple Hall except to the extent of his pecuniary interest therein.

(9)
Includes 5,468 shares distributed to MDP in the Pro Rata Distributions as MDP IV's general partner. Mr. Souleles is MDP's managing director and Messrs. Finnegan and Mencoff are the sole members of the limited partner committee of MDP IV that has the power to dispose of any shares held by MDCP IV. Each of Messrs. Souleles, Finnegan and Mencoff disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(10)	The address for Messrs. Mencoff, Norton and Souleles is c/o Madison Dearborn Partners, L.L.C., 70 W. Madison Street, Suite 4600, Chicago, IL 60602.

(11)
Amount includes the following number of PSUs that were deemed vested for each of the following officers as of December 31, 2013 (after giving effect to the awards made with respect to the underlying grants under the 2013 Incentive Plan on February 27, 2014): (i) 8,345 PSUs for Mr. Carlile; (ii) 1,344 PSUs for Mr. Rancourt; (iii) 2,957 PSUs for Mr. Bell; (iv) 985 PSUs for Mr. Lovlien; and (v) 895 PSUs for Mr. Sahlberg. These amounts give effect to the withholding, by the Company, of the following number of shares of Company stock with respect to such awards on March 11, 2014 to satisfy related tax obligations: (1) 8,131 shares (for Mr. Carlile); (2) 716 shares (for Mr. Rancourt); (3) 1,575 shares (for Mr. Bell); (4) 526 shares (for Mr. Lovlien); and (5) 478 shares (for Mr. Sahlberg).

(12)	Represents shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after March 14, 2014.

(13)
Such total includes the 6,069 restricted stock units and the 5,468 shares of Company common stock reflected in the beneficial ownership totals for both Messrs. Mencoff and Souleles, as reflected in Notes 5 and 9 above.  But such restricted stock units and shares have only been reflected one time in such total.

AUDIT COMMITTEE REPORT
Dear Fellow Shareholders:
The following is the report of the audit committee with respect to the Company's audited financial statements for the fiscal year ended December 31, 2013.
Audit Committee Charter and Responsibilities
The audit committee assists the board of directors in its oversight of the quality and integrity of the Company's financial statements and its accounting and financial reporting practices. The audit committee's responsibilities are more fully set forth in its charter, which you can view by visiting our website at www.bc.com and selecting About Boise Cascade, Investor Relations, and then Corporate Governance. Then select the audit committee charter.
In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the Company's annual audited and quarterly consolidated financial statements for the 2013 calendar year with management and KPMG LLP (KPMG), the Company's independent auditor. The audit committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board as Standard No. 16 and as approved by the Securities and Exchange Commission. The audit committee has also received the written disclosures and the letter from KPMG required by the Public Company Accounting Oversight Board regarding KPMG's communications with the audit committee concerning independence, and has discussed with KPMG its independence from the Company and its management.
Audit Committee Financial Experts
The board of directors has determined that the audit committee chair, Christopher J. McGowan, and an audit committee member, Richard H. Fleming, are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K under the Securities Act. Our board of directors has also determined that Mr. McGowan, as well as the other members of the audit committee, are independent in accordance with the applicable NYSE listing rules.
Recommendation of Financial Statements
Based on the review and discussions with management and KPMG, the audit committee recommended to the Company's board of directors that the Company's audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the SEC.
Respectfully submitted,
The Audit Committee
Christopher J. McGowan, committee chair
John W. Madigan
Richard H. Fleming

Fees Paid to KPMG
The following table presents the aggregate fees billed by KPMG to us for services rendered for the fiscal years ended December 31, 2013 and 2012 as approved by the audit committee:

	2013 ($)	2012 ($)

Audit Fees (1)	$1,689,738	$1,602,540
Audit-Related Fees (2)	2,000	—
Tax Fees	—	—
All Other Fees	—	—
Total	$1,691,738	$1,602,540

(1)
KPMG's Audit Fees consisted of fees for the audit of our 2013 and 2012 year-end financial statements, as well as reviews of our interim financial statements included in our quarterly reports on Form 10-Q, and other filings with the SEC including our initial public offering and two secondary offerings.

(2)	KPMG's Audit-Related Fees in 2013 consisted of fees in connection with the issuance of financial assurance letters.

Policies and Procedures for Preapproval of Audit and Non-audit Services
The audit committee's charter provides that all audit and non-audit services to be performed for us by KPMG be preapproved. Our controller monitors services provided by KPMG and overall compliance with the preapproval policy and reports periodically to the audit committee on the status of outstanding engagements, including actual services provided and associated fees. Our controller must promptly report any noncompliance with the preapproval policy to the chair of the audit committee.

EQUITY COMPENSATION PLAN INFORMATION
Boise Cascade became a public company on February 6, 2013. Our board of directors and BC Holdings, as our sole stockholder, adopted the 2013 Incentive Plan on February 4, 2013, in anticipation of the consummation of our initial public offering. In 2013, our board of directors approved all equity grants made under the 2013 Incentive Plan.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by stockholders	265,542	(1)	$27.19	(2)	2,834,458	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	265,542		$27.19		2,834,458

(1)
As of December 31, 2013, the number of securities to be issued upon exercise of outstanding options, warrants, and rights consists of 161,257 nonqualified stock options, 90,124 unvested performance stock units (PSUs) (at target), and 14,161 unvested restricted stock units (RSUs) awarded under the 2013 Incentive Plan. Please see footnote (3) regarding the actual shares awarded.

(2)	Applicable only to nonqualified stock options as the unvested PSUs and RSUs do not have an exercise price.

(3)
The reported amount assumes the PSUs will be issued at the target amount of each grant. The actual PSUs awarded by the compensation committee and the board at the February 27, 2014, meeting was 1.12 times target for a total award of 100,939 shares rather than the 90,124 target.

EXECUTIVE COMPENSATION

Compensation Committee Report

Dear Fellow Shareholders:

As the compensation committee of the board of directors of Boise Cascade Company ("Company"), we have reviewed and discussed the following Compensation Discussion and Analysis ("CD&A") with the Company’s management. Based on this review and discussion, the Compensation Committee recommends to the Company’s board of directors that the CD&A be included in this proxy statement and referenced in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

Respectfully submitted,

The Compensation Committee
Samuel E. Mencoff, committee chair
John W. Madigan
Duane C. McDougall
Thomas S. Souleles

Compensation Discussion and Analysis

This CD&A describes the 2013 compensation program for our executive officers, particularly our Named Executive Officers who are listed below along with the positions they held with the Company as of December 31, 2013:

Thomas E. Carlile - Chief Executive Officer
Wayne M. Rancourt - Senior Vice President, Chief Financial Officer, and Treasurer
Stanley R. Bell - President, Building Materials Distribution
Thomas A. Lovlien - President, Wood Products Manufacturing
John T. Sahlberg - Senior Vice President, Human Resources, General Counsel
and Secretary

Effective as of March 7, 2014, Mr. Bell retired as our President, Building Materials Distribution. He will not be a Named Executive Officer in future years.

In this CD&A, we use a number of abbreviations or definitions to describe components of the compensation packages. While each component is defined again and described in more detail in the following discussions, we are providing this abbreviation or definition summary to aid in reading our CD&A:

Abbreviation or Definition        Full Name

BCPP	The Boise Cascade Pension Plan

Compensation Committee	Prior to February 2013, refers to the BC Holdings Compensation Committee; after February 2013 refers to the Company’s Compensation Committee

BMD	The Company’s Building Materials Distribution business

CD&A	Compensation Discussion and Analysis

Company	Boise Cascade Company

Forest Products Acquisition	The 2004 purchase by affiliates of Madison Dearborn of the forest products and paper assets from OfficeMax

FPH	Forest Products Holding, L.L.C.

Frederic Cook	Frederic W. Cook & Co., the Compensation Committee’s consultant

EBITDA	Earnings Before Interest (income and expenses), Taxes, Depreciation and Amortization

LTIP	Long-Term Incentive Plans

MEP	The 2004 Management Equity Plan

Named Executive Officers	The five officers identified in the first paragraph of the CD&A

Officers	Executive officers of the Company

STIP	The Short-Term Incentive Plan

Cash-Based LTIP	The cash-based, Long-Term Incentive Plan in effect through 2012

PRONWC	Pre-tax Return On Net Working Capital

PSUs	Performance Share Units granted under the 2013 Incentive Plan

SERP	The frozen, non-qualified Supplemental Early Retirement Plan

SUPP	The frozen, non-qualified Supplemental Pension Plan

Wood Products	The Company’s Wood Products manufacturing business

2013 Incentive Plan	Boise Cascade Company 2013 Incentive Compensation Plan, adopted in connection with the Company’s initial public offering.

Our Compensation Objectives and Philosophy

We want to attract, retain and incent the management talent we believe is essential to achieving the Company’s strategic objectives which are to grow the Company prudently and to increase long-term shareholder value. As a general rule, we target all forms of compensation at the 50th percentile of comparable market compensation data taking into account each person’s performance, contributions to the Company’s success, level of experience, and other distinguishing characteristics. In some instances, we have established similar compensation ranges for positions with similar scopes of responsibility and other similar characteristics even if such ranges may differ from comparable positions in other companies.

As a newly public company, 2014 will be the first year that we will have nonbinding advisory shareholder votes on executive compensation. The first vote will be on the frequency of holding an advisory approval of our executive compensation. The second advisory vote will be on whether to approve our executive compensation as set out in this document. Although they are not obligated to do so, the Compensation Committee and the board intend to take these advisory votes into account regarding future compensation decisions.

Use of Market Data to Determine Amount and Allocation of Compensation

The Compensation Committee believes that an important criterion for the determination of the aggregate value of the Company's compensation program and the allocation of the value among the various elements of its compensation plans is market data, where available, on the amounts, allocations, and structures utilized by similarly situated companies for positions of comparable responsibility.

Management and the Compensation Committee have utilized compensation and benefits surveys to ascertain market levels of aggregate compensation and the allocation of that compensation among specific compensation elements for its Named Executive Officers. Aggregate compensation and compensation for each of the major elements (base salary, short-term incentive compensation, and long-term incentive compensation) for the Company's Named Executive Officers has generally been targeted at the 50th percentile of the surveyed companies. However, the specific aggregate compensation (and the allocation among the elements of the total compensation) paid to any of our Named Executive Officers may be below or above the 50th percentile target levels, depending on subjective judgments made by the Compensation Committee based on factors such as the specific Officer's tenure with the Company and in his position, responsibilities that vary from the benchmark position, historical performance in the job, and other distinguishing characteristics.

In 2011, the Compensation Committee retained the services of Frederic W. Cook & Co. ("Frederic Cook"), a compensation consultant, to prepare a comprehensive analysis of the compensation packages for our Named Executive Officers and to compare the specific elements of compensation and the aggregate value with a group of peer companies selected by the consultant. The peer companies selected consisted of Ainsworth Lumber Co.; Associated

Materials Incorporated; Beacon Roofing Supply, Inc.; BlueLinx, Inc.; Builders FirstSource, Inc.; Canfor Corporation; Building, Eagle Materials, Inc.; International Forest Products Corporation; Louisiana-Pacific Corporation; Norbord Ltd.; Nortek, Inc.; Ply Gem Holdings; Simpson Manufacturing Company, Inc.; Universal Forest Products, Inc.; and West Fraser Timber Co. Ltd. Based on revenues; earnings before interest, taxes, depreciation and amortization ("EBITDA"); market capitalization; enterprise value; and one-year and three-year annualized shareholder return data of the Company and the selected peer companies, Frederic Cook concluded that the Company's enterprise value and estimated market capitalization were generally in the median range of the peer group. In 2011, the aggregate compensation paid to each of Messrs. Bell and Lovlien was above the 50th percentile target levels in light of their respective years of experience in the positions in which they served. The aggregate compensation paid to Messrs. Carlile, Sahlberg, and Rancourt was at or beneath such 50th percentile target levels in light of their respective experience levels in the positions in which they served. The Compensation Committee used the results of this study, along with the continuing depressed conditions in our product markets, to guide it in determining not to make any changes in the compensation for such executive officers in 2011.

In 2012, the Compensation Committee used the 2011 Frederic Cook study as the basis for salary increases approved in July 2012 given the Company's improved business performance.

When the Company became a public company in February 2013, the Compensation Committee asked Frederic Cook to recommend a structure for a new, equity-based long-term incentive plan and to recommend appropriate incentive levels under the plan for our Named Executive Officers. Frederic Cook modified the peer Company analysis by adding CanWel Building Materials Group Ltd. and Tembec Inc. and by dropping Ply Gem Holdings. Thus, the peer companies selected consisted of Ainsworth Lumber Co.; Associated Materials Incorporated; Beacon Roofing Supply, Inc.; BlueLinx, Inc.; Builders FirstSource, Inc.; Canfor Corporation; CanWel Building Materials Group Ltd.; Building, Eagle Materials, Inc.; International Forest Products Corporation; Louisiana-Pacific Corporation; Norbord Ltd.; Nortek, Inc.; Simpson Manufacturing Company, Inc.; Tembec Inc., Universal Forest Products, Inc.; and West Fraser Timber Co. Ltd. At its February 2013 meeting, the Compensation Committee adopted Frederic Cook’s recommendations which are discussed under the section entitled 2013 Incentive Plan.

Summary of Key Events Affecting our Named Executive Officers in 2013

2013 was a transformational year for the Company due to its February 2013 initial public offering. This offering resulted in changes to certain of the Company’s benefit plans, including the adoption of the 2013 Incentive Plan for the Company’s employees, consultants and directors, and the reinstatement of the 2004 Deferred Compensation Plan and the directors deferred compensation plan. As discussed above and in light of the Company’s transition to a public company, the Compensation Committee retained Frederic Cook to advise it with respect to initial equity grants to be made under the 2013 Incentive Plan and to evaluate possible additional executive compensation changes going forward. Frederic Cook recommended the PSU, restricted stock unit and stock option grants which the Company made in February 2013 under the 2013 Incentive Plan. The Compensation Committee in consultation with Frederic Cook also recommended performance targets and other equity grants to be made under the 2013 Incentive Plan for 2014 and assisted the Compensation Committee in establishing criteria for 2014 STIP awards. Finally, in February 2013, they recommended an increase to Mr. Rancourt’s base salary in light of his contributions associated with the Company’s initial public offering and in October 2013, recommended general increases for all of our Named Executive Officers.
Executive Compensation Program Elements

The five elements of the Company's executive compensation program are:

▪	Base salary;

▪	STIP;

▪	Ad Hoc Discretionary bonus awards;

▪	LTIPs (the Cash-Based LTIP and the 2013 Incentive Plan); and

▪	Other compensation and benefit plans.

Role of Management in Setting Executive and Director Compensation
As described below, the Compensation Committee increased the compensation of certain executives in 2013. Management (including Mr. Carlile) did not participate in that decision. The Company's Chief Executive Officer makes recommendations to the Compensation Committee with respect to performance targets for the Company's STIP and LTIP. The Compensation Committee makes all decisions regarding each Named Executive Officer’s target, the overall performance targets of the plans, and the potential and actual payouts under each plan. Management does not participate in setting director compensation.
Base Salary

The Company desires to provide a base salary to Officers sufficient to attract and retain talented and experienced individuals who will manage and lead the Company.

Our Compensation Committee has historically reviewed base salaries for our named executive officers on an annual basis and at the time of promotions or other changes in responsibilities. Because of the extreme adverse conditions in the Company's product markets prior to 2012, the Compensation Committee had not approved a general wage increase for the Named Executive Officers for several years until August 2012. The Compensation Committee also approved a February 2013 wage increase for Mr. Rancourt given his work on the Company’s initial public offering. The Compensation Committee also approved a general wage increase for the Named Executive Officers in October 2013 based upon the 2011 Frederic Cook study and general wage trends since that time. The base salary for our Named Executive Officers over the last 3 years can be found in the Summary Compensation Table.

STIP

The STIP is designed to recognize and reward the contributions that Named Executive Officers and other participants make to the Company's annual performance. The plan links a portion of the annual cash compensation of each participant to performance measures that are expected to positively affect the Company's annual financial performance. We offer this plan to encourage and reward conduct that will lead to better performance of our businesses as measured by the criteria used for determining award amounts. Each Named Executive Officer’s participation in the plan, along with the criteria for calculation of the payout, is established annually by action of our Compensation Committee and communicated to the participants in an STIP award notice. A determination of the amount payable under the plan based on actual performance is made by the Compensation Committee generally in February of the following year, and resulting payments or awards are made to participants.

2013 STIP Compensation

For 2013, each of our Named Executive Officers participated in the STIP. The plan provided for awards to be calculated as a percentage of base salary, based on the extent to which the financial goals and performance objectives were met during the year, and on the exercise of the Compensation Committee's discretion. The 2013 annual incentive Award targets for our Named Executive Officers were as follows:

Officer	Target Award as a Percentage of Base Salary

Thomas E. Carlile	100%

Wayne M. Rancourt	55%

Stanley R. Bell	55%

Thomas A. Lovlien	55%

John T. Sahlberg	55%

The actual awards may be less than or greater than the target incentive amounts depending on the achievement of pre-determined financial goals and performance objectives and the exercise of the Compensation Committee's discretion. For 2013, the Compensation Committee set a threshold of 25% of the target award as the minimum award to be granted under the program. Any actual results that did not meet the threshold would result in no award. The Compensation Committee also set a maximum of 225% of the target award based on financial goals for 2013 and approved a payout graph with a payout line whereby once the level of performance is determined the award multiplier can be determined. The dollar amount of the threshold, target, and maximum award payable to each of our Named Executive Officers is set out in the table found under "Grants of Plan-Based Awards" in this section of this proxy statement.

The annual financial goals required for each of our Named Executive Officers under our 2013 STIP increased over 2012 and were as follows:

Officer	Financial Criteria (1) (2)	Requirement For Threshold Payment $ or %	Requirement For Target Payment $ or %	Requirement For Maximum Payment $ or %
		(in millions, except PRONWC)

Thomas E. Carlile	100% Corporate EBITDA	$40	$115	$195

Wayne M. Rancourt	100% Corporate EBITDA	$40	$115	$195

Stanley R. Bell	25% Corporate EBITDA	$40	$115	$195
	37.5% BMD EBITDA	$20	$50	$85
	37.5% BMD PRONWC	6.0%	18.5%	30%

Thomas A. Lovlien	25% Corporate EBITDA	$40	$115	$195
	75% Wood Products EBITDA	$40	$85	$130

John T. Sahlberg	100% Corporate EBITDA	$40	$115	$195

(1)
EBITDA is adjusted in each case for special items, which in 2013 included deducting EBITDA earned in the fourth quarter resulting from the acquisition of the Chester and Moncure plywood plants in September 2013, adjusting for one-time costs related to the acquisition, and adjusting for the transaction costs of the July 2013 and November 2013 secondary offerings by BC Holdings, which were borne by the Company.

(2)
Pre-tax Return On Net Working Capital ("PRONWC") is calculated by dividing Building Material Distribution’s ("BMD’s") net operating income by the average net working capital reported as of each month-end during a 13-month period running from December 2012 through December 2013, adjusted in each case for special items. The Compensation Committee believes that EBITDA adjusted for special items is an appropriate measure because it represents a financial measure that closely approximates the value delivered by management to the Company's shareholders and is a key measure of performance frequently used by the Company's debt holders. The Compensation Committee includes PRONWC as a portion of Mr. Bell's performance criteria because it reflects BMD’s control of working capital, which is a critical financial measure in our distribution business. In 2013, the Corporate EBITDA, BMD EBITDA, and Wood Products EBITDA were $134.1 million, $49.2 million, and $102.8 million, respectively, resulting in aggregate payments to each of our Named Executive Officers ranging from 1.05 to 1.45 times target under the STIP for 2013.

At the board meeting in February 2014, both our board of directors and our Compensation Committee confirmed the payment to each of our Named Executive Officers of an STIP award for 2013 that was calculated in accordance with the plan's metrics. The specific amounts approved by the committee for payment to each of the Named Executive Officers pursuant to the 2013 plan are reported in the column titled Non-Equity Incentive Plan Compensation in the Summary Compensation Table.

2014 STIP Compensation

At the board meeting in February 2014, both the board and the Compensation Committee approved details of the Company's 2014 STIP. No changes were made to the plan document or the methods for calculating the financial criteria to be used in determining each Named Executive Officer's Award under the plan.

2013 Ad Hoc Discretionary Bonus Awards

From time to time, the Company may elect to grant a discretionary bonus to one or more of the Officers or to other employees to recognize and reward exemplary performance providing value to the Company beyond what is recognized by the structure of the Company's STIP. These bonus payments are not governed by any formal plan, and no Officer has any contractual entitlement or expectation of any such payment. The amount and timing of the grant of any such bonus to Named Executive Officers are determined by the Compensation Committee at its sole discretion. No ad hoc bonuses were paid to any of our Named Executive Officers as compensation for 2013.

LTIPs (Cash-Based LTIP and 2013 Incentive Plan)

We have two long-term incentive plans included in the compensation information for our Named Executive Officers: the 2010, 2011, and 2012 Cash-Based LTIP and the 2013 Incentive Plan. The Cash-Based LTIP was approved by the Compensation Committee in October of 2009, started in 2010 while we were a privately held company, and ended on December 31, 2012 in anticipation of our becoming a publicly traded company. The Boise Cascade Company board of directors approved the 2013 Incentive Plan in connection with our initial public offering as further discussed under "2013 Incentive Plan" in "Executive Compensation." Each plan was designed to align executive and shareholder or owner interests and to drive long-term business results.

Cash-Based LTIP

Prior to our initial public offering, the Company provided long-term cash incentives to the Named Executive Officers under the cash-based LTIP. In February 2010, 2011, and 2012, our Named Executive Officers had an opportunity to earn a cash award determined on the basis of a target percentage of the Officer's base salary and the Company's annual achievement against corporate EBITDA goals. The award for each Officer ranged from a threshold of 50% of the target award through a maximum of 200% of the target award, depending on corporate EBITDA achieved in each particular year. Although the amount of the award was determined on the basis of the Company's annual financial performance, the resulting award was to be paid in three equal tranches over a three-year period. The Compensation Committee believed that EBITDA was an appropriate measure under this plan because it represented a financial measure that closely approximates the value delivered by management to the owners of the Company and was a key measure of performance frequently used by the Company's debt holders.
In February 2011, 2012, and 2013 the Compensation Committee approved the payment of the 2010, 2011, and 2012 awards, respectively, under the plan. Consequently, in 2013, our Named Executive Officers received the third tranche of the 2010 award, the second tranche of the 2011 award and the first tranche of the 2012 award. Corporate EBITDA was $96.6 million in 2012, resulting in aggregate payments to each of our Named Executive Officers equal to 141% of target under the Cash-Based LTIP for the year. If, in any plan year, the Company is subject to the provisions of Internal Revenue Code Section 457A, participants who meet the plan's definition of "retirement eligible” receive an accelerated distribution (the Section 457A Accelerated Payment) equal to 40% of the deferred installments of the Award for such plan year. The purpose of the Section 457A Accelerated Payment was to enable such participants to pay taxes which Internal Revenue Code Section 457A imposes on the imputed income of the deferred installments. Plan participants are retirement‑eligible if they are: 1) age 62 or older and have ten years of service or 2) are age 65 or older. The Company was subject to 457A in 2010,

2011 and 2012 and Section 457A Accelerated Payments were made to qualifying individuals, including Mr. Bell, in 2011, 2012 and 2013 when the awards were paid out. The amount of such payment authorized for Mr. Bell is disclosed in the column titled "Non-Equity Incentive Plan Compensation" in the "Summary Compensation Table" and the explanatory footnote to such column. The Company is no longer subject to 457A of the Internal Revenue Code because it became a C corporation in 2013.

2013 Incentive Plan
In connection with our initial public offering, the Compensation Committee and the board adopted the 2013 Incentive Plan under which we made equity grants to certain of our directors and executive officers in 2013. This section first discusses the 2013 Incentive Plan generally and then discusses the related 2013 equity grants.

The 2013 Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock‑based awards, other cash-based compensation, and performance awards. Directors, officers, and other employees of ours, as well as others performing consulting or advisory services for us, are eligible for grants under the 2013 Incentive Plan. The purpose of the 2013 Incentive Plan is to provide incentives that will attract, retain, and motivate high-performing officers, directors, employees, and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our Company.

The 2013 Incentive Plan is administered by our Compensation Committee as designated by our board of directors. Among the Compensation Committee's powers are to (i) determine the form, amount, and other terms and conditions of awards; (ii) construe or interpret any provision of the 2013 Incentive Plan or any award agreement; (iii) amend the terms of outstanding awards; and (iv) adopt such rules, guidelines, and practices for administering the 2013 Incentive Plan as it deems advisable. The Compensation Committee has full authority to administer and interpret the 2013 Incentive Plan, to grant discretionary awards under the 2013 Incentive Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the 2013 Incentive Plan and the awards thereunder as the Compensation Committee deems necessary or desirable, and to delegate authority under the 2013 Incentive Plan to our executive officers. The aggregate number of shares of Company common stock which may be issued or used for reference purposes under the 2013 Incentive Plan or with respect to which awards may be granted may not exceed 3,100,000 shares.

The 2013 Incentive Plan provides that awards granted under the Plan are subject to any recoupment policy we may have, including the claw-back of "incentive-based compensation" under the Exchange Act or under any applicable rules and regulations promulgated by the SEC. This summary does not include all of the provisions of the 2013 Incentive Plan. For further information about the 2013 Incentive Plan, we refer you to the complete copy of the 2013 Incentive Plan, which we incorporated by reference as an exhibit in "Item 15. Exhibits and Financial Statement Schedules" to our 2013 Form 10-K.

At the February 2013 board meeting, both the Compensation Committee and the board of directors approved equity grants under the 2013 Incentive Plan. The amount and structure of the grants were based on a study conducted by Frederic Cook and the recommendations Frederic

Cook made as a result of the study. Officer participants under the plan received two types of grants: stock options and PSUs.

For the 2013 program, Frederic Cook recommended and the Compensation Committee set a dollar target rather than a percentage-of-salary target to facilitate the calculation of the option and PSU grant. The following targets for the combined grants were set for our Named Executive Officers as follows:

Officer	Dollar Value of Target Award

Thomas E. Carlile	$ 800,000
Wayne R. Rancourt	$ 300,000
Stanley R. Bell	$ 220,000
Thomas A. Lovlien	$ 220,000
John T. Sahlberg	$ 200,000

Half of the value of the target award was granted in options determined by a Black-Scholes valuation and resulted in the following option grants, which were made on February 26, 2013:

Officer	Options Granted at $27.19 per share

Thomas E. Carlile	26,327
Wayne R. Rancourt	9,872
Stanley R. Bell	7,240
Thomas A. Lovlien	7,240
John T. Sahlberg	6,582

The stock options granted under the 2013 Incentive Plan have a ten-year term from the February 26, 2013 grant date, have an exercise price of $27.19 and vest ratably over three years.

The other half of the target award was made in target PSUs with a grant date fair value of $26.65, the closing price of our publicly traded stock on February 26, 2013. The following grants were made to our Named Executive Officers on February 26, 2013:

Officer	PSU Target Shares

Thomas E. Carlile	14,711
Wayne R. Rancourt	5,517
Stanley R. Bell	4,046
Thomas A. Lovlien	4,046
John T. Sahlberg	3,678

The PSUs awarded are earned based on a one-year EBITDA performance established in the same manner as for our 2011 and 2012 Cash-Based LTIP plans. If EBITDA is below the threshold noted below, no PSUs are earned. At the threshold, 50% of the PSUs are earned and at the maximum 200% of the PSUs are earned. The Compensation Committee approved an award graph so that at any level between the threshold and maximum, the Compensation

Committee can determine the actual PSUs to be awarded. The actual amount of each award, based on the Company’s EBITDA for fiscal year 2013, was determined by our board of directors on February 27, 2014.

The annual financial goals required for each of our Named Executive Officers with respect to their PSU grants under our 2013 Incentive Plan were as follows:

Officer	Financial Criteria	Requirement For Threshold PSUs	Requirement For Target PSUs	Requirement For Maximum PSU
		(in millions)

Thomas E. Carlile	100% Corporate EBITDA	$60	$125	$200

Wayne M. Rancourt	100% Corporate EBITDA	60	125	200

Stanley R. Bell	100% Corporate EBITDA	60	125	200

Thomas A. Lovlien	100% Corporate EBITDA	60	125	200

John T. Sahlberg	100% Corporate EBITDA	60	125	200

Other Compensation and Benefit Plans

The Company's Named Executive Officers receive additional compensation under various other compensation and benefit plans. These plans and benefits, which are described below, are provided to ensure that we are providing an aggregate compensation and benefits package that is competitive in the marketplace, thereby ensuring that we can attract and retain the management talent needed to achieve the Company's strategic objectives.

Boise Cascade Pension Plan
Effective December 31, 2009, the Compensation Committee froze the pension benefit for all of our salaried employees including our Named Executive Officers. The frozen benefit is now in the Boise Cascade Pension Plan (BCPP). On December 31, 2009, the Compensation Committee also froze our supplemental pension plans in which some or all of our Named Executive Officers participate. Since December 31, 2009, none of our Named Executive Officers have earned any additional pension benefit.

The BCPP entitles each vested employee to receive an annual pension benefit at normal retirement age as determined by a formula involving the average of the highest five consecutive years of the employee’s compensation out of the last 10 years of employment through December 31, 2009 ("Average High Five") times an annual factor for each year of service. Under the BCPP, "compensation" is defined as the employee's taxable base salary plus any taxable amounts earned under our annual variable incentive compensation programs. For each year of service prior to December 31, 2003, the annual factor is equal to 1.25% and for each year of service from January 1, 2004 through December 31 of 2009 the annual factor is equal to 1%. The value of the pension benefit is determined by adding the products of: 1) the Average High Five times the number of years of service prior to December 31, 2003 times 1.25 percent and; 2) the Average High Five times the number of years of service between January 1, 2004 and December 31, 2009 times 1 percent. Under this formula, benefits are computed on a straight‑line annuity basis and are not offset by Social Security or other retirement benefits. An employee is 100% vested in the pension benefit after five years of unbroken service. As noted previously, the Compensation Committee froze the Company's salaried pension plans effective December 31, 2009 and no further benefits have been earned by salaried employees including our Named Executive Offices since that date.

The Supplemental Pension Plan
While the pension plan was in effect, if an employee earned income in excess of the limits provided under the Internal Revenue Code for qualified plans, or if income was deferred under the Company's deferred compensation plan and not taxed (and, therefore, not counted for purposes of the benefit amount calculation under the qualified BCPP), the additional benefits were accrued and will be paid from the Company's general assets under our unfunded, nonqualified Supplemental Pension Plan (SUPP). Because the benefit definition in the SUPP is derivative of that contained in the BCPP described above, the benefit freeze adopted for the qualified plan at year‑end 2009 effected a similar freeze in further benefit accruals under the SUPP as of the same date. All of our Named Executive Officers have a benefit under the SUPP.
The Supplemental Early Retirement Plan

Under our unfunded, non-qualified Supplemental Early Retirement Plan (SERP), an Officer is eligible for benefits under the plan if the Officer: (i) was an Officer of OfficeMax immediately prior to the Forest Products Acquisition; (ii) is 55 years old or older (or 58 years old or older for Officers elected on or after June 1, 2004, and before October 29, 2004); (iii) has ten or more years of service; (iv) has served as an Officer for at least five full years; and (v) retires before the age of 65 (or in certain cases age 62). Eligible Officers retiring prior to age 65 receive an early retirement benefit from the SERP which, in combination with their benefit under the BCPP and the SUPP, equals the benefit calculated under the BCPP and the SUPP without reduction due to the Officer's early retirement. Because the benefit definition in the SERP is derivative of that contained in the BCPP described above, the benefit freeze adopted for the pension at year‑end 2009 effected a similar freeze in further benefit accruals under the SERP. Benefits payable under the SERP are offset in part by benefits payable under a similar plan maintained by OfficeMax. Mr. Lovlien is currently eligible for early retirement under the SERP. Mr. Rancourt will become eligible for benefits under the SERP when he reaches age 58. Mr. Bell retired with unreduced benefits under our BCPP and the SUPP, and accordingly, he does not participate in the SERP. Mr. Carlile is now eligible to retire with full benefits under the BCPP and SUPP and, therefore, does not participate in the SERP.
The Present Value of Pension Benefits

The aggregate, present value of pension defined benefits as of December 31, 2013, for each of our Named Executive Officers under each plan are disclosed in the table found under the heading "Pension Benefits" of this CD&A. Changes in the present value for the pension benefits for each Named Executive Officer are disclosed in footnote 5 to the "Summary Compensation Table."

The Boise Cascade Company Savings Plan

The Company maintains a 401(k) defined-contribution savings plan for all of its U.S. salaried employees, including its Named Executive Officers. Under the plan, eligible employees electing to participate may contribute up to 50% of their pretax income, subject to Internal Revenue Service (IRS) rules limiting an individual's total contributions and the application of IRS tests designed to ensure that the plan does not discriminate in favor of highly compensated employees.

Since March 1, 2010, the Company has provided a contribution to each salaried employee's 401(k) account for each pay period in an amount equal to 4% of the employee's eligible wages (base salary and short‑term incentive compensation) for the period. Prior to December 31, 2012, in years in which the Company's EBITDA exceeded targets specified by the Compensation Committee and the board of directors, the Company could make additional discretionary contributions in an amount equal up to 2%, 3%, or 4% of the employee's wages, depending on the affected employee's number of years of service. No discretionary contributions were made for 2011. In 2012, the plan also provided for an additional discretionary contribution of 1% for achieving a second, higher EBITDA target, also determined by the Compensation Committee and the board of directors. The Company made discretionary contributions in January 2013 based on achieving both EBITDA target levels set by the Compensation Committee and the board of directors for 2012. For 2013, the Compensation Committee and the board divided the discretionary contribution percentages evenly between two EBITDA targets ($100 million and $150 million). The Company achieved the first target but not the second in 2013. Consequently, in January of 2014, discretionary contributions of 1%, 1.5% or 2% of employee wages were made in accordance with the terms of the plan. In both years, amounts in excess of IRS annual limitations on the amount of income on which Company contributions may be made to qualified defined contribution retirement plans are paid to participants as taxable cash compensation. All of our Named Executive Officers participate in plan.

Amounts deferred under this plan by Named Executive Officers are included in the salary disclosure in the "Summary Compensation Table," and amounts contributed by the Company to the account of a Named Executive Officer under the plan are included in the "All Other Compensation" disclosure in the "Summary Compensation Table."

Nonqualified Deferred Compensation

Our Deferred Compensation Plan is an unfunded, non-qualified defined contribution plan that was reopened for participation effective January 1, 2014. We had previously closed the plan to further participation on December 31, 2009, because at that time the Company was a disqualified entity under Internal Revenue Code Section 457A. Under the deferred compensation plan, participating employees irrevocably elect each year to defer receipt of a portion of their base salary and incentive compensation. A participant's account is credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. Participants may receive payment of their deferred compensation plan balance in a lump sum or in monthly installments over a specified period of years following the termination of their employment with the Company. Each of our Named Executive Officers is a participant in our Deferred Compensation Plan. Amounts deferred under this plan or contributed to the account under the plan by any of our Named Executive Officers are disclosed in the "Summary Compensation Table."

Agreements with Named Executive Officers

The Company does not have employment agreements with any of its Named Executive Officers other than the limited agreements described in this section:

Severance Agreements with Messrs. Carlile, Rancourt, Bell, Lovlien, and Sahlberg

The Company entered into severance agreements with each of the Named Executive Officers in February 2008 to maintain operating continuity in the event of a change of control. The severance agreements are effective for three years, but unless the Company gives notice 60-days prior to the second anniversary or each anniversary thereafter, the term of each severance agreement will be automatically extended for an additional year. Notice was not given prior to the anniversary date in February 2014. Accordingly, the term of such agreements has now been extended to February 22, 2016. Mr. Sahlberg entered into a new severance agreement in August 2012 in connection with his appointment as our Senior Vice President, Human Resources, General Counsel and Secretary in the same month. The Company entered into revised severance agreements with each of its Named Executive Officers in December 2012 solely to bring the agreements into technical compliance with Internal Revenue Code Section 409A.

The severance agreements provide that in the event of a "qualifying termination" (meaning any termination with the exception of a termination (i) by the Company for cause or disability, (ii) by the employee other than for good reason (as described in the severance agreement), or (iii) as a result of the employee's death), an employee will be entitled to receive (a) his or her full base salary through the date of termination, an STIP payment for the year of termination based on the plan's actual payout for the year and prorated to reflect the portion of the year expired, and all other compensation to which he or she is then entitled; (b) a lump‑sum severance payment equal either to one or two times the sum of the employee's annual base salary plus target STIP for the year in which the termination occurs; and (c) a lump‑sum amount equal to the value of such employee's unused and accrued time off, less any advanced time off, in accordance with the applicable time-off policy in effect on the termination date. Additionally, the severance agreements provide, in the event of a qualifying termination, for full maintenance of healthcare and insurance benefits for a period of 12 or 18 months following the termination date (subject to payment of required contributions), payment of the premium under the Company's Supplemental Life Plan for 12 or 24 months following the termination date, and if applicable, receipt of the monthly benefit that such employee would have been entitled to receive under the SERP as if such employee had satisfied the age and service requirements under the SERP as of his or her termination date. The higher levels of severance benefits are generally reserved for those officers at the level of senior vice president and higher which includes all of our Named Executive Officers.
The severance agreements provide that in the event of a non-qualifying termination, the employee will be entitled to receive his or her full base salary through the date of termination, plus all other compensation to which he is then entitled. In the event of a failure to perform duties as a result of incapacity due to physical or mental illness or injury, the employee will be entitled to continue to receive the full base salary until such time as employment is terminated due to disability. No severance payments or continuation of healthcare benefits beyond the date of termination are provided for under such circumstances.
In consideration of the severance payments described above, each severance agreement contains confidentiality and non-solicitation provisions, and a general release of all claims against the Company and its affiliates, as a condition of payment of benefits under the severance agreement.

Retention Agreements with Messrs. Bell, Lovlien, and Carlile
In August 2009, the Company entered into Retention Award Agreements with Messrs. Bell and Lovlien to help maintain experienced management during the economic downturn. Each of these agreements provided that the Officer might, by maintaining his employment with Boise Cascade through a specified vesting date, earn a cash award equal to his base salary at the time of vesting of the award. The vesting date specified in the agreements was October 31, 2011, for Mr. Bell and December 31, 2012, for Mr. Lovlien. Mr. Bell's agreement expired on October 31, 2011, and he was paid under the terms of that agreement, as shown in the "Bonus" column in the "Summary Compensation Table." Mr. Lovlien's agreement expired on December 31, 2012, and he was paid under the terms of that agreement, as shown in the "Bonus" column in the "Summary Compensation Table."

In September 2011, Boise Cascade entered into a three-year Retention Award Agreement with Mr. Carlile to create an additional economic incentive for Mr. Carlile to remain our Chief Executive Officer and to help provide for an orderly leadership transition at a later date. The terms of Mr. Carlile’s agreement were the same as the October 2009 retention agreements discussed above, except that Mr. Carlile’s agreement runs through September 30, 2014, and provides he receive an additional payment at the expiration of the agreement equal to his average STIP payouts over the three years immediately prior to the vesting date of the agreement.
Salaried Employee Life Insurance Plan and Officer’s Supplemental Life Plan
The Company maintains two plans under which Company‑paid life insurance is made available to its Officers. Under its Salaried Employee Life Insurance Plan, the Company provides, at its expense during each salaried employee's period of employment, life insurance in an amount equal to the employee's base salary. Messrs. Rancourt and Sahlberg participate in this plan.

Messrs. Carlile, Bell, and Lovlien participate in our Officers' Supplemental Life Plan, under which a Company‑paid life insurance benefit during employment is provided in an amount equal to two times the Officer's base salary.

Amounts paid by the Company for the coverage provided to each of our Named Executive Officers is reported in the column titled "All Other Compensation" in the "Summary Compensation Table."

Summary Compensation Table

The following table presents compensation information for Messrs. Carlile, Rancourt, Bell, Lovlien, and Sahlberg for 2013, 2012, and 2011:

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Bonus ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Thomas E. Carlile	2013	$807,000	$439,085	$391,482	$ —	$1,594,000	$9,629	$153,564	$ 3,394,760
Chief Executive Officer	2012	741,667	—	—	—	2,003,500	271,442	114,532	3,131,141
	2011	700,000	—	—	—	577,500	325,949	88,676	1,692,125

Wayne M. Rancourt	2013	419,000	164,670	146,797	—	430,650	5,191	47,594	1,213,902
Senior Vice President, Chief Financial Officer & Treasurer	2012	360,417	—	—	—	505,500	134,208	41,897	1,042,022
	2011	350,000	—	—	—	151,725	201,587	24,734	728,046

Stanley R. Bell	2013	443,000	120,778	107,659	—	263,388	20,984	79,221	1,035,030
President, Building Materials Distribution	2012	428,333	—	—	—	616,028	122,556	60,432	1,227,349
	2011	420,000	—	—	420,000	194,828	173,524	37,199	1,245,551

Thomas A. Lovlien	2013	443,000	120,778	107,659	—	504,063	11,120	67,784	1,254,404
President, Wood Products Manufacturing	2012	428,333	—	—	440,000	654,905	196,683	61,885	1,781,806
	2011	420,000	—	—	—	182,070	260,721	46,156	908,947

John T. Sahlberg	2013	323,000	109,771	97,874	—	336,325	7,390	37,232	911,952
Senior Vice President, Human Resources, General Counsel & Secretary	2012	308,333	—	—	—	388,120	146,975	34,759	878,187
	2011	300,000	—	—	—	105,300	142,520	41,229	589,049

(1)	Includes amounts deferred under our savings plan. See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in the "CD&A" in this proxy.

(2)
Includes the total value of the nonqualified stock option and PSU awards granted in 2013 under the 2013 Incentive Plan although the grants generally vest ratably over three years. The grant date fair value of each option share is $14.87 using the Black Scholes Option Valuation Model. The PSUs are valued at $26.65 grant date fair value times the actual number of PSUs earned based on the Company’s 2013 EBITDA performance. With 2013 EBITDA of $134 million, the PSUs were awarded by the Compensation Committee on February 27, 2014, at 1.12 times target.

(3)	Represents the payouts under the related Retention Agreements.

(4)
Represents total of (i) payment of awards under our STIP for each year reported on and (ii) payments of awards under our 2012, 2011, and 2010 Cash-Based LTIP. The specific financial goals and performance objectives at corporate and business unit levels of the STIP and the Cash-Based LTIP are described under "STIP" and "Cash-Based LTIP" in the

"CD&A." The amounts reported in this column include amounts deferred under our savings plan. See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in the "CD&A" in this proxy statement for a description of this plan.

Under the terms of the 2012, 2011, and 2010 Cash-Based LTIPs, participants are paid one-third of the award when awards are determined, with the balance of the Award paid in two equal installments by March 15 of the following two years, but only if the Officer remains employed through December 31 of the preceding year. Amounts awarded to Mr. Bell were not subject to the delayed vesting requirement because he met the requirements for retirement-eligible status under the plan. Consequently, Mr. Bell's total LTIP, paid annually, is reflected in the table above. See the description of the plan under "Cash-Based LTIP" of the "CD&A" in this proxy statement. The total non-equity incentive plan compensation for each Named Executive Officer for `2013, 2012, and 2011 is comprised of the following:

	2013
	1/3 2012 LTIP	1/3 2011 LTIP	2013 STIP	Total

Thomas E. Carlile	$376,000	$126,000	$1,092,000	$1,594,000
Wayne M. Rancourt	88,125	31,500	311,025	430,650
Thomas A. Lovlien	103,400	37,800	362,863	504,063
John T. Sahlberg	75,200	21,600	239,525	336,325

			2013 STIP	Total
Stanley R. Bell			$263,388	$263,388

	2012
	1/3 2012 LTIP	1/3 2011 LTIP	1/3 2010 LTIP	2012 STIP	Total

Thomas E. Carlile	$376,000	$126,000	$157,500	$1,344,000	$2,003,500
Wayne M. Rancourt	88,125	31,500	39,375	346,500	505,500
Thomas A. Lovlien	103,400	37,800	47,250	466,455	654,905
John T. Sahlberg	75,200	21,600	27,000	264,320	388,120

			2012 LTIP	2012 STIP	Total
Stanley R. Bell			$310,200	$305,828	$616,028

	2011
	1/3 2011 LTIP	1/3 2010 LTIP	2011 STIP	Total

Thomas E. Carlile	$126,000	$157,500	$294,000	$577,500
Wayne M. Rancourt	31,500	39,375	80,850	151,725
Thomas A. Lovlien	37,800	47,250	97,020	182,070
John T. Sahlberg	21,600	27,000	56,700	105,300

		2011 LTIP	2011 STIP	Total
Stanley R. Bell		$113,400	$81,428	$194,828

(5)	Amounts disclosed in this column include the following:

Name	Year	Change in Pension Value(a)	Nonqualified Deferred Compensation Earnings(b)

Thomas E. Carlile	2013	$(80,732)	$9,629
	2012	262,240	9,202
	2011	318,365	7,584

Wayne M. Rancourt	2013	(119,541)	5,191
	2012	129,247	4,961
	2011	197,498	4,089

Stanley R. Bell	2013	(338,421)	20,984
	2012	102,502	20,054
	2011	156,995	16,529

Thomas A. Lovlien	2013	(258,193)	11,120
	2012	186,055	10,628
	2011	251,962	8,759

John T. Sahlberg	2013	(60,991)	7,390
	2012	139,912	7,063
	2011	136,744	5,776

(a)
Pension benefits for officers have been frozen since December 31, 2009, and no additional benefits are being earned. The changes reported in this column reflect the changes in actuarial assumptions that increase or decrease the present value of their benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. The 2013 change in pension value is negative because of an increase in the discount rate assumption and because several officers worked past their retirement eligibility under one of the pension plans. Years with decreases in the present value of pension amounts are treated as $0 so only the nonqualified deferred compensation earnings appear in the Summary Compensation Table.

(b)	The amounts reported in this column reflect the above-market portion of the interest earned on deferred compensation for our Named Executive Officers.

For more information concerning the pension plans and deferred compensation plans in which our Named Executive Officers participate, see "Boise Cascade Pension Plan" and "Nonqualified Deferred Compensation" under "Other Compensation and Benefit Plans" in this proxy statement.

(6)	Amounts disclosed in this column include the following:

Name	Year	Company Contributions to Savings Plans(a)	Company-Paid Portion of Executive Officer Life Insurance(b)	Reportable Perquisites(c)	Tax Reimbursements, Gross-Ups, and Other(d)

Thomas E. Carlile	2013	$129,009	$23,152	$—	$1,403

Wayne M. Rancourt	2013	45,817	1,002	—	775

Stanley R. Bell	2013	44,888	21,590	11,497	1,246

Thomas A. Lovlien	2013	54,525	11,933	—	1,326

John T. Sahlberg	2013	35,198	2,034	—	—

(a)
See "Boise Cascade Company Savings Plan" under "Other Compensation and Benefit Plans" in "CD&A" in this proxy statement for a description of this plan. Amounts included in the contributions reported in this column that exceeded IRS annual limitations on Company contributions to qualified defined contribution retirement plans were paid to the Named Executive Officer as taxable cash compensation.

(b)
See "Salaried Employee Life Insurance Plan and Officer’s Supplemental Life Plan" under "Agreements with Named Executive Officers" in this proxy statement for a description of the Company-paid life insurance plans under which these costs were incurred.

(c)	Includes financial consulting services, a taxable club membership fee, and spouse-related travel.

(d)	Through 2013, the Company provided a tax gross-up on the actual amount of the $5,000 annual allowance for tax advice and planning. The Company eliminated the tax gross-up in 2014.

Grants of Plan-Based Awards

The following table presents information concerning each grant of a non-equity and equity award made to our Named Executive Officers in 2013 under our STIP and 2013 Incentive Plan.

Named Executive Officer and Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock or Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)

Thomas E. Carlile
Non-Equity Award (1)	2/26/13	$210,000	$840,000	$1,890,000	—	—	—	$ —	$ —
Equity Award - Performance Units (2)	2/26/13	—	—	—	7,356	14,711	29,422	—	392,048
Equity Award - Stock Options (3)	2/26/13	—	—	—	—	26,327	—	27.19	391,482

Wayne M. Rancourt
Non-Equity Award (1)	2/26/13	59,813	239,250	538,313	—	—	—	—	—
Equity Award - Performance Units (2)	2/26/13	—	—	—	2,759	5,517	11,034	—	147,028
Equity Award - Stock Options (3)	2/26/13	—	—	—	—	9,872	—	27.19	146,797

Stanley R. Bell
Non-Equity Award (1)	2/26/13	62,563	250,250	563,063	—	—	—	—	—
Equity Award - Performance Units (2)	2/26/13	—	—	—	2,023	4,046	8,092	—	107,826
Equity Award - Stock Options (3)	2/26/13	—	—	—	—	7,240	—	27.19	107,659

Thomas A. Lovlien
Non-Equity Award (1)	2/26/13	62,563	250,250	563,063	—	—	—	—	—
Equity Award - Performance Units (2)	2/26/13	—	—	—	2,023	4,046	8,092	—	107,826
Equity Award - Stock Options (3)	2/26/13	—	—	—	—	7,240	—	27.19	107,659

John T. Sahlberg
Non-Equity Award (1)	2/26/13	46,063	184,250	414,563		—	—	—	—
Equity Award - Performance Units (2)	2/26/13	—	—	—	1,839	3,678	7,356	—	98,019
Equity Award - Stock Options (3)	2/26/13	—	—	—	—	6,582	—	27.19	97,874

(1)
Reflects the potential threshold, target, and maximum incentive awards for the Named Executive Officers possible for 2013 under our STIP as described above in "STIP" in this proxy statement. The Named Executive Officers' actual incentive awards earned in 2013 are disclosed in footnote 4 to the "Non-equity Incentive Plan Compensation" column of the "Summary Compensation Table." All awards earned under this plan were paid in March 2014 calculated on the annual rate of pay in effect at the end of the 2013 calendar year.

(2)
Reflects the potential total threshold, target, and maximum incentive awards for the Named Executive Officers possible for 2013 PSUs under the 2013 Incentive Plan. One third of the total PSUs time vested on December 31, 2013, one third will vest on December 31, 2014 and one third will vest on December 31, 2015. For further information on the terms of these incentive awards (which were awarded in 2014), refer to "2013 Incentive Plan" in this proxy statement. The Named Executive Officers' actual PSU awards earned in 2013 under the 2013 Incentive Plan are disclosed in footnote 2 to the "Stock Awards" column of the "Summary Compensation Table."

(3)
Reflects nonqualified stock options to purchase our common stock at an exercise price of $27.19 per share. These options vest as follows: one third vested on February 26, 2014, one third will vest on February 26, 2015 and one third will vest on February 26, 2016. The amounts reported are 100% of the option award amounts and assume our Named Executive Officers remain employed with us until their options vest and become exercisable.

(4)	The values listed in this column represent the accounting grant date fair value of the options (at $14.87) and the target PSUs (at $26.65) at the time of award.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning the 2013 Incentive Plan awards made to our Named Executive Officers under the 2013 Incentive Plan that had not vested as of December 31, 2013.

	Option Awards			Stock Awards
Named Executive Officer and Equity Type	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Thomas E. Carlile
2013 PSUs(1)	—	$ —	—	—	$ —
2013 Stock Options(2)	26,327	27.19	2/26/23	—	—

Wayne M. Rancourt
2013 PSUs(1)	—	—	—	4,119	121,428
2013 Stock Options(2)	9,872	27.19	2/26/23	—	—

Stanley R. Bell
2013 PSUs(1)	—	—	—	—	—
2013 Stock Options(2)	7,240	27.19	2/26/23	—	—

Thomas A. Lovlien
2013 PSUs(1)	—	—	—	3,021	89,059
2013 Stock Options(2)	7,240	27.19	2/26/23	—	—

John T. Sahlberg
2013 PSUs(1)	—	—	—	2,746	80,952
2013 Stock Options(2)	6,582	27.19	2/26/23	—	—

(1)
On February 26, 2013, our board of directors awarded our Named Executive Officers the PSUs listed above which are presented at the actual earned amount of 1.12 times target and include the unvested portion of this award. For purposes of this table, 100% of this award was deemed vested for Messrs. Carlile and Bell as of December 31, 2013, based on having reached a retirement-eligible age. For the other Named Executive officers, one third was deemed vested as of December 31, 2013, resulting in an unvested amount equal to two thirds of the PSUs earned. The remaining two thirds will vest one third on December 31, 2014 and one third on December 31, 2015.

(2)
On February 26, 2013, our board of directors awarded our Named Executive Officers the above listed stock options at an exercise price of $27.19 under the 2013 Incentive Plan. One third of these options vested on February 26, 2014; one third will vest on February 26, 2015, and one third will vest on February 26, 2016. Since no options had vested by December 31, 2013, all of the options granted to our Named Executive Officers appear in this chart.

(3)	The closing price for Boise Cascade Company stock on December 31, 2013, was $29.48 per share.

Options Exercised and Stock Vested

No options vested in 2013 and, consequently, none were exercised. Under the 2013 Incentive Plan award, the number of the 2013 PSUs could have varied from 50% of target (no award below 50% is provided) to 200% of target, depending upon the Company’s 2013 EBITDA. One-third of earned PSUs (based on the satisfaction of the performance condition) vested on December 31, 2013; one third will vest on December 31, 2014; and the final third will vest on December 31, 2015. With 2013 EBITDA of $134 million, the PSUs were awarded by the Compensation Committee on February 27, 2014, at 1.12 times target.

Pension Benefits

Pension benefits for officers are frozen, and no additional benefits are being earned. The following table reflects the present value of accumulated benefits payable to Messrs. Carlile, Rancourt, Bell, Lovlien, and Sahlberg, including the number of years of service credited to each of them under our defined benefit pension plans. No amounts were distributed to any of them during 2013 under the BCPP, the SUPP, or the SERP. Mr. Carlile, Mr. Sahlberg and Mr. Bell do not participate in the SERP. For more information concerning our pension plans, see "Boise Cascade Pension Plan" under "Other Compensation and Benefit Plans" above in this proxy statement.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)

Thomas E. Carlile	Salaried Pension Plan	37	$1,834,867
	SUPP	37	1,684,692

Wayne M. Rancourt	Salaried Pension Plan	25	437,566
	SUPP	25	149,716
	SERP	25	273,689

Stanley R. Bell	Salaried Pension Plan	39	1,805,358
	SUPP	39	1,322,621

Thomas A. Lovlien	Salaried Pension Plan	31	869,693
	SUPP	31	696,212
	SERP	31	581,021

John T. Sahlberg	Salaried Pension Plan	27	885,345
	SUPP	27	177,161

(1)	Number of years credited service for Messrs. Carlile, Rancourt, Bell, Lovlien, and Sahlberg include amounts attributable to employment with OfficeMax prior to the Forest Products Acquisition.

(2)
These values were calculated on the same basis and using the same assumptions used in the Company's financial statements except that the assumed retirement age for Messrs. Rancourt and Lovlien were the later of their current age or the earliest age at which they could qualify for retirement under the SERP.

Nonqualified Deferred Compensation

Due to the application of Internal Revenue Code Section 457A to the Company during 2013, no deferrals were made under the plan, and no Company contributions were made to the plan during the year. As noted previously, with the Company becoming a C corporation in February 2013, the 2004 Deferred Compensation Plan was reopened for contributions effective January 1, 2014. Earnings on preexisting plan balances continued to accrue during 2013 in accordance with the terms of the plan. No withdrawals or distributions were made from the plan by any of our Named Executive Officers during 2013. Aggregate earnings and year-end plan balances for each of our Named Executive Officers are disclosed in the table below:

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at FYE ($)

Thomas E Carlile	$23,167	$418,806

Wayne M. Rancourt	12,489	225,773

Stanley R. Bell	50,488	912,709

Thomas A. Lovlien	26,756	483,688

John T. Sahlberg	17,782	321,451

(1)	The above-market portion of these amounts is included in the 2013 "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the "Summary Compensation Table."

For more information concerning our nonqualified deferred compensation plan, see "Nonqualified Deferred Compensation" under "Other Compensation and Benefit Plans" above in this proxy statement.

Potential Payments upon Termination or Change in Control

The following tables reflect an estimate of the compensation the Company would have been required to pay to each of its Named Executive Officers under the compensation plans, contracts, agreements, and arrangements between each such individual and the Company for:

▪	Voluntary termination with good reason;

▪	A change in control without adoption of a replacement plan;

▪	Involuntary termination without cause;

▪	For-cause termination or voluntary termination without good reason;

▪	Termination as a result of sale of a division;

▪	Death or Disability.

The amounts shown assume that such termination or change in control was effective as of December 31, 2013. The actual amounts the Company would have been required to pay on other dates may be determined only at the time of separation from the Company or the change in control and will accordingly vary from those disclosed here, which are based on a hypothetical December 31, 2013, termination. Our paid vacation is earned on a current basis ratably throughout each payroll year. Earned and unused amounts at year-end are forfeited to the extent they exceed a maximum permitted carry-over of 80 hours. The amounts disclosed here do not include amounts earned by the Named Executive Officer through that time as base salary, any bonuses approved by the Compensation Committee prior to that date, and payments earned prior to that date as 2013 Awards earned pursuant to our STIP because neither their amount nor the timing of the payment is affected by the fact or the nature of the termination of employment. In addition, the disclosure does not include amounts payable pursuant to the 401(k), deferred compensation, or pension plans, which are disclosed elsewhere in this CD&A. Disclosure of amounts earned during 2013 as base salary, bonuses, and Awards under the 2013 STIP may be found in the "Summary Compensation Table." Pension benefits and deferred compensation arrangements are described in footnote 5 of the "Summary Compensation Table," and under "Nonqualified Deferred Compensation" of this proxy statement, respectively.

The availability of severance payments and continued healthcare and insurance benefits beyond termination of employment is contractually conditioned for each of our Named Executive Officers on their provision to the Company of a release of claims arising from their employment and the termination thereof and their performance of contractual confidentiality, non-solicitation, and non-disparagement obligations contained in their employment or severance agreements with the Company as well as payment of applicable contributions for healthcare and insurance benefits. The payments described in the tables and textual materials that follow are provided for, with respect to Mr. Carlile, by the terms of his Severance Agreement and Retention Award Agreement with the Company; with respect to Messrs. Bell, Lovlien, Rancourt, and Sahlberg, by their Severance Agreements with the Company; and for all such Named Executive Officers, by the terms of the 2013 Incentive Plan. For a description of these contractual arrangements, see "LTIPs (Cash-Based LTIP and 2013 Incentive Plan)" and "Agreements with Named Executive Officers" in CD&A.

Thomas E. Carlile

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $840,000)	$1,680,000	$—	$1,680,000	$—	$—

STIP	1,680,000 (2 x target)	840,000 (1 x target)	1,680,000 (2 x target)	—	—

LTIP	—	869,969	—	—	869,969

Retention agreement payment (1 x base salary of $840,000 plus average of past 3 STIP payments)	—	—	1,792,000	—	1,344,000

Insurance premiums - term life (for 24 months)	46,125	—	46,125	—	—

Insurance - healthcare, disability, and accident (for 18 months)	12,185	—	12,185	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	32,308	—	32,308	32,308	32,308

TOTAL	$3,465,618	$1,709,969	$5,257,618	$32,308	$2,246,277

Wayne M. Rancourt

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $435,000)	$870,000	$—	$870,000	$—	$—

STIP	478,500 (2 x target)	239,250 (1 x target)	478,500 (2 x target)	—	—

LTIP	—	273,373	—	—	273,373

Insurance - healthcare, disability, and accident (for 18 months)	18,737	—	18,737	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	16,731	—	16,731	16,731	16,731

TOTAL	$1,398,968	$512,623	$1,398,968	$16,731	$290,104

Stanley R. Bell

Benefit	Voluntary Termination with Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Involuntary Termination in Connection with Sale of Division	Retirement	Death or Disability

Base salary (2x base salary of $455,000)	$910,000	$—	$910,000	$—	$910,000	$—	$—

STIP	500,500 (2 x target)	250,250 (1 x target)	500,500 (2 x target)	—	500,500 (2 x target)	—	—

LTIP	—	197,896	—	—	—	181,316	197,896

Insurance premiums - term life (for 24 months)	43,000	—	43,000	—	43,000	—	—

Insurance - healthcare, disability, and accident (for 18 months)	9,971	—	9,971	—	9,971	—	—

Financial Counseling (for 18 months)	15,000	—	15,000	—	15,000	—	—

Unused paid time off (80 hours)	17,500	—	17,500	17,500	17,500	17,500	17,500

TOTAL	$1,495,971	$448,146	$1,495,971	$17,500	$1,495,971	$198,816	$215,396

Thomas A. Lovlien

Benefit	Voluntary Termination with Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Involuntary Termination in Connection with Sale of Division	Death or Disability

Base salary (2x base salary of $455,000)	$910,000	$—	$910,000	$—	$910,000	$—

STIP	500,500 (2 x target)	250,250 (1 x target)	500,500 (2 x target)	—	500,500 (2 x target)	—

LTIP	—	239,256	—	—	—	239,256

Insurance premiums - term life (for 24 months)	23,686	—	23,686	—	23,686	—

Insurance - healthcare, disability, and accident (for 18 months)	9,971	—	9,971	—	9,971	—

Financial Counseling (for 18 months)	15,000	—	15,000	—	15,000	—

Unused paid time off (80 hours)	17,500	—	17,500	17,500	17,500	17,500

TOTAL	$1,476,657	$489,506	$1,476,657	$17,500	$1,476,657	$256,756

John T. Sahlberg

Benefit	Voluntary Termination With Good Reason	Change in Control	Involuntary Termination without Cause	For-Cause Termination or Voluntary Termination Without Good Reason	Death or Disability

Base salary (2 x base salary of $335,000)	$670,000	$—	$670,000	$—	$—

STIP	368,500 (2 x target)	184,250 (1 x target)	368,500 (2 x target)	—	—

LTIP	—	198,700	—	—	198,700

Insurance - healthcare, disability, and accident (for 18 months)	18,737	—	18,737	—	—

Financial counseling (for 18 months)	15,000	—	15,000	—	—

Unused paid time off (80 hours)	12,885	—	12,885	12,885	12,885

TOTAL	$1,085,122	$382,950	$1,085,122	$12,885	$211,585

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

ò	Please detach here	ò

The Board of Directors Recommends a Vote FOR Items 1, 2, 4 and 5 and 1 year for Item 3.

Election of directors:

		FOR	AGAINST	ABSTAIN

1.	Thomas E. Carlile	☐	☐	☐

2.	Duane C. McDougall	☐	☐	☐

The Board of Directors recommends you vote for 1 year:

3.	To provide a non-binding advisory vote on the proposed timeline for seeking executive compensation advisory votes in the future.

☐	1 Year	☐	2 Years	☐	3 Years	☐	Abstain

4.	To provide a non-binding advisory vote approving the Company’s executive compensation program.

☐	For	☐	Against	☐	Abstain

5.	To ratify the appointment of KPMG as the Company’s external auditors for 2014.

☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Boise Cascade Company

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 8, 2014
9:30 a.m. Mountain Daylight Time

Grove Hotel
Riverfork Room
245 South Capitol Boulevard
Boise, Idaho 83702

Boise Cascade Company 1111 W. Jefferson Street Suite 300 Boise, ID 83702	proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2014.
If no choice is specified, the proxy will be voted "FOR" Items 1, 2, 4 and 5 and 1 year for Item 3.
By signing the proxy, you revoke all prior proxies and appoint John Sahlberg, Kelly Hibbs, and Wayne Rancourt, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.